UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MET-PRO CORPORATION

    (Name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date filed:

160 Cassell Road, Harleysville, Pennsylvania 19438

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held On June 5, 2013

To the Shareholders of MET-PRO CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of MET-PRO CORPORATION, a Pennsylvania corporation (the “Company”), will be held at The Holiday Inn Lansdale, 1750 Sumneytown Pike, Kulpsville, Pennsylvania, on Wednesday, June 5, 2013, at 9:30 a.m. for the following purposes:

1.	To elect two Directors to serve until the 2016 Annual Meeting of Shareholders;

2.	To cast an advisory vote to approve fiscal year 2013 compensation of the Company’s named executive officers;

3.	To ratify the selection of Marcum LLP as independent registered public accountants for the Company’s fiscal year ending January 31, 2014;

4.	To consider a shareholder proposal for majority voting in uncontested director elections; and

5.	To transact such other business as may properly come before the meeting.

           Only shareholders of record at the close of business on April 12, 2013, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting. Directions to The Holiday Inn Lansdale are located on the back cover of this Proxy Statement.

Your vote is important! Under New York Stock Exchange rules, your broker cannot vote your shares on your behalf with respect to Proposals 1, 2 and 4 until it receives your voting instructions. Whether or not you plan to attend the Annual Meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. If for any reason you later desire to revoke your proxy, you may do so at any time before the vote is held at the Annual Meeting by following the procedures described in the accompanying Proxy Statement.

Neal E. Murphy
Secretary

Harleysville, Pennsylvania
April 19, 2013

MET-PRO CORPORATION
160 Cassell Road, Harleysville, Pennsylvania 19438

PROXY STATEMENT

The Board of Directors of Met-Pro Corporation (the “Company” or “Met-Pro”) presents this Proxy Statement to all shareholders and solicits their proxies for the Annual Meeting of Shareholders to be held at 9:30 a.m. on Wednesday, June 5, 2013.  These proxy materials were first mailed to shareholders of the Company on or about April 19, 2013.  A list of shareholders entitled to vote at the meeting will be available at the Company’s offices, 160 Cassell Road, Harleysville, Pennsylvania 19438, for a period of ten (10) days prior to the meeting for examination by any shareholder.

Proposals to be Voted Upon

At our 2013 Annual Meeting of Shareholders, we are asking our shareholders to consider and act upon four proposals: (1) to elect two Directors to serve until our 2016 Annual Meeting of Shareholders; (2) to cast an advisory vote to approve the compensation of the Company’s named executive officers; (3) to ratify the selection of Marcum LLP as independent registered public accountants for our fiscal year ending January 31, 2014; and (4) to consider a shareholder proposal for majority voting in uncontested director elections.

We do not know of any other matters that may be brought before the meeting nor do we foresee or have reason to believe that proxy holders will have to vote for a substitute or alternate Director nominee(s).  In the event that any other matter should come before the meeting or the Director nominees are not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

Common Shares Issued and Outstanding on Record Date

Only shareholders of record as of the close of business on April 12, 2013 will be entitled to vote. The total number of Common Shares of the Company outstanding as of April 12, 2013 was 14,696,855. The Common Shares are our only class of securities which is entitled to vote, and each share is entitled to one noncumulative vote.

Quorum Required

A majority of the Common Shares outstanding on the April 12, 2013 record date must be present in person or by proxy at the Annual Meeting in order to have a quorum for the transaction of business. Under Pennsylvania law, abstentions (votes “withheld”) and broker non-votes will be counted as present for purposes of determining the presence of a quorum.   A broker non-vote occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares that are owned by the customer but held in the name of the broker. For such matters, the broker may not vote and reports the number of shares as “non-votes”. Proposals 1, 2 and 4 of the 2013 Annual Meeting are considered non-routine matters as to which your broker may not vote in the absence of your specific instructions.

Vote Required

All proxies that are properly executed and timely received will be voted on all matters presented at the meeting in accordance with the specifications made in such proxies. In the absence of your specific vote on your executed proxy card, if your Met-Pro Corporation shares are registered directly in your name, your shares will be voted in favor of the recommendations of the Board of Directors.

Election of Directors

Directors are elected by a plurality of the votes cast. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate.

A shareholder eligible to vote who wishes to vote may: (i) vote for the election of the two nominees identified in this Proxy Statement; (ii) withhold authority to vote for the two nominees identified in this Proxy Statement; or (iii) vote for the election of one nominee and withhold authority to vote for one nominee.

All proxies that are properly executed and timely received will be voted on all matters presented at the meeting in accordance with the specifications made in such proxies. If your Met-Pro Corporation shares are registered directly in your name, in the absence of your specific vote on your executed proxy card, your shares will be voted consistent with the recommendations of the Board of Directors and in favor of the election of the two nominees for the election of Directors.

Under New York Stock Exchange rules, your broker cannot vote your shares on your behalf with respect to the election of Directors until it receives your voting instructions. Accordingly, if the Met-Pro Corporation shares that you own are registered in the name of your broker (“street name”), in the absence of your specific instructions on your executed proxy card, your broker will not vote your shares in favor of the named nominees to the Company’s Board of Directors.

Broker non-votes and shares that are represented by proxies that are marked “withhold authority” with respect to the election of one or more nominees as Directors are deemed under Pennsylvania law not to have been cast, and will have no effect upon the outcome of the vote.

Advisory Vote on Fiscal Year 2013 Executive Compensation

With respect to the advisory vote on fiscal year 2013 compensation of the Company’s named executive officers, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. Approval requires the affirmative vote of a majority of the votes cast in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are deemed not to have been cast and will have no effect upon the outcome of the vote.

Ratification of Selection of Marcum LLP

With respect to the vote on the ratification of the selection of Marcum LLP as the Company’s registered independent public accountants for the fiscal year ending January 31, 2014, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. The approval of the ratification of the selection of Marcum LLP requires the affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions are deemed not to have been cast and will have no effect upon the outcome of the vote. If the Met-Pro Corporation shares that you own are registered in the name of your broker (“street name”), in the absence of your specific instructions on your executed proxy card, your broker will vote your shares in favor of the ratification of the selection of Marcum LLP as independent registered public accountants for the fiscal year 2014.

Consideration of a Shareholder Proposal for Majority Voting in Uncontested Director Elections

With respect to the vote in consideration of a shareholder proposal of majority voting in uncontested director elections, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. Approval requires the affirmative vote of a majority of the votes cast in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are deemed not to have been cast and will have no effect upon the outcome of the vote.

How to Vote

You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting in person, we encourage you to complete, sign and return your proxy card in advance of the Annual Meeting.

Proxy

To vote by proxy, please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented at the Annual Meeting.

In person

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker (“street name”), you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by giving written notice to such effect to the Company, 160 Cassell Road, P.O. Box 144, Harleysville, Pennsylvania 19438, attention: President, prior to exercise of the proxy, by delivery of a later proxy or by a vote cast in person at the meeting; however, if the shares are held in street name, you may vote these shares in person at the meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you have instructed your broker to vote your shares, you must follow the directions received from your broker if you want to change those instructions.

Solicitation and Mailing of Proxies

The Company will pay the entire expense of soliciting these proxies.  This solicitation will be primarily by mail, although we may engage officers of the Company or outside parties to solicit proxies personally or by telephone if we deem it expedient. In accordance with New York Stock Exchange rules, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxy materials to beneficial owners of Met-Pro Corporation shares.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on June 5, 2013

This Proxy Statement and our Annual Report to shareholders are available at www.met-pro.com

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide for a classified Board of Directors (the “Board”), with the Board divided into three classes whose terms expire at different times. Two Directors, Raymond J. De Hont and Michael J. Morris, have been recommended by the Corporate Governance and Nominating Committee and nominated by the Board for re-election to terms that expire at the 2016 Annual Meeting.  Mr. De Hont’s and Mr. Morris’s term expires with the 2013 Annual Meeting.  Information regarding the Board’s two nominees for election at the 2013 Annual Meeting is set forth below. Information regarding the Directors whose terms expire after the 2013 Annual Meeting is set forth on pages 6-7.

Please note that under New York Stock Exchange rules, your broker cannot vote your shares on your behalf with respect to the election of Directors until it receives your voting instructions. Thus, if the Met-Pro Corporation shares that you own are registered in the name of your broker (“street name”), in the absence of your specific instructions on your executed proxy card, your broker will not vote your shares with respect to any of the named nominees to the Company’s Board of Directors. Accordingly, we encourage you to give specific voting instructions to your broker.

If your shares are registered in your name, unless otherwise indicated in valid proxies received pursuant to this solicitation, such proxies will be voted for the election of the persons listed below as nominees for the terms set forth below.

Management has no reason to believe that the nominees will not be available or will not serve if elected.  Proxies may not be voted for more than two persons.  If Mr. De Hont or Mr. Morris should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other person as may be nominated in accordance with the Company’s Bylaws.

The following sets forth certain information as to the nominees for election as Directors and for each other person whose term of office as a Director will continue after this Annual Meeting of Shareholders:

NOMINEES FOR TERMS TO EXPIRE IN 2016

Raymond J. De Hont
Mr. De Hont, 59, has served as Met-Pro Corporation’s Chief Executive Officer and President since March 2003 and served as the Company’s Chairman of the Board of Directors from September 2003 until November 2012.  Mr. De Hont has been a member of the Board of Directors since February 2003.  From June 2000 until March 2003, Mr. De Hont was the Chief Operating Officer of the Company, and from June 1995 through December 2000, he was Vice President and General Manager of the Company’s Fybroc business.  In addition, during the period October 1999 to December 2000, Mr. De Hont also served as General Manager of the Company’s Dean Pump business.  Prior to joining Met-Pro Corporation, he held various management positions at Hosokawa Micron Corporation and Air & Water Technologies. Mr. De Hont is a member of the Greater Philadelphia Chamber of Commerce Board of Directors. Mr. De Hont received a Bachelor of Science degree in Civil Engineering from New Jersey Institute of Technology.

Mr. De Hont’s extensive knowledge and experience with all aspects of the Company’s business and its management, his role as Chief Executive Officer and his strategic vision for the Company are considered extremely valuable to the Board of Directors, and this, together with his leadership skill, executive and board experience, his substantial industry knowledge and experience, and corporate governance knowledge, among other factors, led the Board to conclude that he should serve, and be nominated to continue to serve,  on Met-Pro Corporation’s Board of Directors.

NOMINEES FOR TERMS TO EXPIRE IN 2016

Michael J. Morris
Mr. Morris, 78, who has served as a member of the Board of Directors of the Company since August 1999, is the retired Chief Executive Officer and President of both Transport International Pool (TIP) and GE Modular Buildings.  Mr. Morris is a Director of Beneficial Mutual Bancorp and a Trustee of Beneficial Mutual Savings Bank where he serves as a member of the Audit Committee; a Director of Philadelphia Insurance Company and Philadelphia Indemnity Insurance Company and is a member of the Audit Committee; and beginning January 1, 2011, Mr. Morris accepted an instructor’s position with Saint Joseph’s University teaching Strategic Management Policy and additionally, beginning September 1, 2012, accepted a position as adjunct Professor teaching in the Executive MBA program.

Mr. Morris, as founder in 1968 of TIP and later GE Modular Buildings, was associated with both companies for a period of twenty-four years utilizing the skills of entrepreneur, banker, executive and visionary.  Ownership during his tenure changed form six times: twice privately owned, once publicly owned and three mergers, which provided Mr. Morris with vast experience and significant responsibilities in other companies beyond TIP and GE Modular Buildings.  Mr. Morris has had significant roles on various boards/committees such as for GE Capital, GELCO Corporation, Philadelphia Consolidated Holding Corporation, Mercy Health System-Medical Centers, Saint Joseph’s University and Gwynedd-Mercy College.  Mr. Morris received a Bachelor of Science degree in Accounting and Business Administration from Saint Joseph’s University.

Mr. Morris serves on two committees of Met-Pro Corporation’s Board of Directors, the Audit Committee where he is Chairman, and the Corporate Governance and Nominating Committee.

Mr. Morris’ knowledge and experience in business, accounting and finance, his entrepreneurial and business leadership skills, his extensive board experience, his leadership of the Company’s Audit Committee, his corporate governance knowledge and experience, his expert business judgment, and his substantial knowledge and understanding of the Company, among other factors, led the Board of Directors to conclude that Mr. Morris should serve, and be nominated to continue to serve, on Met-Pro Corporation’s Board of Directors.

The Board of Directors recommends a vote FOR the election of the two nominees as Directors.

CONTINUING DIRECTORS - TERMS EXPIRE AT 2014 ANNUAL MEETING

Judith A. Spires
Ms. Spires, 60, who has served as a member of the Board of Directors of the Company since January 2009, is the Chief Executive Officer of Kings Super Markets.  Ms. Spires is also the Vice-Chair of the New Jersey Food Council as well as on the Boards of the New Jersey Food Bank, the Food Marketing Institute, the Joint Diversity Council for Comcast NBC and the Cancer Treatment Center of America. Prior to this, she served as the President of Acme Markets, a Pennsylvania-based retail grocery chain, from February 2006 to March 2010. Prior to serving as the President of Acme Markets, Ms. Spires served as President of the Dallas/Fort Worth Division of Albertsons, Inc. for two years, after having served as President of Albertsons, Inc.'s Denver Division.  Ms. Spires' previous experience also included a variety of roles for Acme including: Senior Vice President of Marketing and Merchandising, Vice President of Integration, Vice President-Operations, Vice President-Human Resources, Vice President-Administration, and Vice President-Advertising. Ms. Spires received a Bachelor of Arts degree and a Master of Business Administration degree from La Salle University.

Ms. Spires also currently serves on a number of civic and community Boards including St. Joseph's University Academy of Food Marketing and La Salle University’s Board of Trustees.

Ms. Spires serves on two committees of Met-Pro Corporation’s Board of Directors, the Audit Committee and the Corporate Governance and Nominating Committee.

Ms. Spires’ knowledge and experience in management, marketing, distribution and human resources, her board experience and community involvement and her leadership skills, reputation and prominence as a female business and civic leader, among other factors, led the Board of Directors to conclude that Ms. Spires should serve on Met-Pro Corporation’s Board of Directors.

Stanley W. Silverman
Mr. Silverman, 65, who has served as a member of the Board of Directors of the Company since September 2009, is the President of Horizon Venture Group LLC, a private firm that invests as a limited partner in companies which have the potential for growth and value creation. From January 2000 to February 2005, Mr. Silverman served as President and Chief Executive Officer, and was a member of the Board of Directors, of PQ Corporation, a privately held global company operating in 19 countries in two core businesses, chemicals and engineered glass materials. He was appointed Executive Vice President and Chief Operating Officer of PQ Corporation in 1991. During his 34 year career at PQ Corporation, he held positions in engineering, operations planning, marketing, sales and business unit executive management.

Mr. Silverman is a former Chairman of the Board of the Soap and Detergent Association, where he had served as Chairman of the Compensation and Finance Committees; a former Board member of the American Chemistry Council; a former Director and member of Audit Committee of C&D Technologies, Inc., a New York Stock Exchange listed company that produces and markets systems for the power conversion and storage of electric power including industrial batteries; and a former Director and member of the Audit and Compensation Committees of A. Schulman, Inc., a NASDAQ listed company that is a leading international supplier of higher performance plastic compounds and resins.  Mr. Silverman currently serves on the Boards of Directors of three private equity-owned companies and one privately owned company. He is also Chairman of the Board of the Drexel University College of Medicine, a trustee of Drexel University, and is the former Chairman of the Board Finance Committee. He is a Director of Ben Franklin Technology Partners of Southeast Pennsylvania, an organization which invests in early-stage start-up companies. Mr. Silverman received a Bachelor of Science degree in Chemical Engineering and a Master of Business Administration degree from Drexel University. He also completed the Advanced Management Program at the Harvard Business School.

Mr. Silverman serves on two committees of Met-Pro Corporation’s Board of Directors, the Audit Committee and the Compensation and Management Development Committee.

Mr. Silverman’s extensive business, executive, and organizational leadership skills and experience, global industrial manufacturing, marketing and sales experience, board of directors, audit and compensation committee experience with respect to publicly traded companies from which he has obtained substantial corporate governance experience, knowledge and judgment, and his relevant industry experience, among other factors, led the Board of Directors to conclude that Mr. Silverman should serve on Met-Pro Corporation’s Board of Directors.

CONTINUING DIRECTORS – TERMS TO EXPIRE AT 2015 ANNUAL MEETING

George H. Glatfelter II
Mr. Glatfelter, 61, who has served as a member of the Board Directors of the Company since May 2004, is the retired Chairman of the Board of P.H. Glatfelter Company (NYSE: GLT).  On December 31, 2010, Mr. Glatfelter retired from the position of Chief Executive Officer of P.H. Glatfelter Company. P.H. Glatfelter Company is a multinational company that produces specialized papers and paper products that are marketed in over eighty countries worldwide.  Throughout his 34-year career at P.H. Glatfelter Company, Mr. Glatfelter held positions in human resources, maintenance and engineering, operations, planning and sales and marketing, leading to his election as a Director of the P.H. Glatfelter Company in 1992. Mr. Glatfelter is Chairman of the Board of Trustees of York College of Pennsylvania. Mr. Glatfelter received a Bachelor of Science degree from Roanoke College.

Mr. Glatfelter serves as Chairman of the Board of Met-Pro Corporation and serves on two committees of Met-Pro Corporation’s Board of Directors, the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee, where he is Chairman.

Mr. Glatfelter’s strong executive, business and organizational leadership skills, his industrial manufacturing and multinational business experience, his experience as a member of the Board of Directors of a publicly traded company from which he has developed significant relevant corporate governance and other experience and knowledge, among other factors, led the Board of Directors to conclude that Mr. Glatfelter should serve on Met-Pro Corporation’s Board of Directors.

Robin L. Wiessmann
Ms. Wiessmann, 60, who has served as a member of the Board of Directors of the Company since December 2009, served as State Treasurer of the Commonwealth of Pennsylvania from April 2007 to January 2009.  During her term as State Treasurer, she focused on asset allocation, institutional investing standards, and operating efficiencies, among other initiatives.

Prior to serving as State Treasurer, Ms. Wiessmann was a founding principal and President of Artemis Capital Group, a municipal broker-dealer investment banking firm that was acquired by RBC Dain Rauscher, which she then joined as a Managing Director.  Ms. Wiessmann began her investment banking career at Goldman Sachs. As an investment banker, Ms. Wiessmann specialized in diverse and complex municipal issues while working with Governors and Treasurers nationwide.  She also served as a Director in investment banking at Merrill Lynch.

Ms. Wiessmann has also served as Vice Chairman of the Delaware River Joint Toll Bridge Commission, a Commissioner of the Delaware River Port Authority and as a trustee of the Citizens Budget Commission of New York.

Ms. Wiessmann recently completed a second term as Chair of the ICMARC Vantagepoint Funds, on which Board she has served for 12 years, and is on the Boards of the Municipal Securities Rulemaking Board (MSRB) (the self regulatory organization for the municipal securities industry) and Lumesis, Inc. (an information technology company). Ms. Wiessmann also currently serves as an independent financial advisor.  Ms. Wiessmann received a Bachelor of Arts degree from Lafayette College and a Juris Doctor from Rutgers University.  She is a member of the Pennsylvania Bar.

Ms. Wiessmann serves on two committees of Met-Pro Corporation’s Board of Directors, the Audit Committee and the Compensation and Management Development Committee, where she is Chairman.

Ms. Wiessmann’s extensive knowledge and experience in investment banking and finance, her entrepreneurial and business leadership skills, her legal background, and her skill, prominence and reputation as a female civic, governmental and business leader, among other factors, led the Board of Directors to conclude that Ms. Wiessmann should serve on Met-Pro’s Corporation’s Board of Directors.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors presently consists of six (6) persons, with the Board having the authority under the Bylaws from time to time to set the number of Directors constituting the whole of the Board.

The Board of Directors of the Company held ten (10) meetings during the fiscal year ended January 31, 2013.  The Board of Directors has three standing committees: the Audit, Compensation and Management Development, and Corporate Governance and Nominating Committees (a “Board Committee”).

The Board’s policy at present is that appointments to a committee are for no less than a two-year term or such earlier termination of the Director’s term of office as such.  During the fiscal year ended January 31, 2013, no Director attended fewer than 75% of (i) the total number of meetings of our Board of Directors held during the period for which he or she was a Director and (ii) the total number of meetings held by all committees of the Board on which he or she served.

On November 13, 2012, the Board of Directors separated the positions of Chairman of the Board and Chief Executive Officer and elected George H. Glatfelter II, the Board’s Lead Director since August 2011, Chairman of the Board, a non-executive position.  Raymond J. De Hont, who had held both positions of Chairman and Chief Executive Office since 2003, continues to serve as Chief Executive Officer and President of the Company and as a Director.  Mr. Glatfelter was elected Chairman of the Board for a term ending with the meeting of the Board of Directors immediately following the 2013 Annual Meeting of Shareholders, at which time the Board shall select its Chairman for the ensuing year.  The Board of Directors has chosen to separate the roles of Chairman and Chief Executive Officer in consideration in part of current thinking in corporate governance best practices and to allow the CEO to focus on the business of the Company. Additionally, as of November 13, 2012, the Board of Directors suspended the position of Lead Director, for which Mr. Glatfelter previously served, for so long as the Chairman of the Board shall be an independent director, or until further action of the Board.

Risk Oversight

The Board of Directors oversees periodic assessments of enterprise risk exposure and the management of such risk. When assessing enterprise risk, the Board focuses on the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Direct oversight allows the Board to assess management’s inclination for risk, to determine what constitutes an appropriate level of risk for the Company and to discuss with management the means by which to control risk. In addition, while the Board of Directors has the ultimate oversight responsibility for the risk management process, the Audit Committee focuses on financial risk management and exposure. The Audit Committee receives an annual risk assessment report from the Company’s internal auditor and reviews and discusses the Company’s financial risk exposures and the steps management has taken to monitor, control and report such exposures.

Audit Committee

The Audit Committee of the Board of Directors is presently comprised of Mr. Morris, Chairman, Mr. Silverman, Ms. Spires and Ms. Wiessmann. The Board has determined that all of the members of the Audit Committee are “independent” within the meaning of Securities and Exchange Commission (“SEC”) regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. (See “Independence of Directors/Corporate Governance Guidelines” elsewhere in this Proxy Statement.)  The Board has also determined that there is at least one “Audit Committee financial expert” serving on the Audit Committee, as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC, namely Mr. Morris.  The Audit Committee held five (5) meetings during fiscal year 2013.

The focus of the Audit Committee, as described in its charter, is upon:

♦	the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;
♦	the independence and performance of the Company’s independent registered public accounting firm;
♦	hiring and firing the Company’s independent registered public accounting firm;
♦	approving any audit and non-audit work performed by the independent registered public accounting firm;
♦	monitoring the performance of the Company’s internal audit function; and
♦	the Company’s compliance with designated legal and regulatory requirements.

Further information regarding the functions of the Audit Committee are set forth in the “Report of the Audit Committee” on page 42 and the “Audit Committee Charter” which is available on our Company’s website at www.met-pro.com  under the “Investor Relations – Board Committees” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.  The Audit Committee periodically reviews and modifies its charter.

Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors is presently comprised of Ms. Wiessmann, Chairman, Mr. Glatfelter and Mr. Silverman. The Board has determined that all the members of the Compensation and Management Development Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Compensation Committee held seven (7) meetings during fiscal year 2013.

The focus of the Compensation Committee, as described in its charter, is as follows:

♦
together with the other independent members of the Board of Directors, to discharge as to the CEO, and to assist the Board in otherwise discharging, the Board’s responsibilities relating to the compensation of the Company’s executives (consisting of the Company’s elected officers and General Managers and such other key employees as determined by the Compensation Committee with guidance from the CEO) and members of the Board;

♦
to review and discuss with the Company’s senior executives the Compensation Discussion and Analysis included in the Company’s proxy statement and to provide the Compensation and Management Development Committee Report for inclusion in the Company’s proxy statement that complies with the rules and regulations of the SEC; and

♦	to assist the Board in ensuring that the Company has in place effective policies and programs for senior executive succession and for the development of its executives.

 The charter of the Compensation Committee is available on our Company’s website at www.met-pro.com under the “Investor Relations – Board Committees” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary. The Compensation Committee periodically reviews and modifies its charter.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is presently comprised of Mr. Glatfelter, Chairman, Mr. Morris and Ms. Spires.  The Board has determined that all of the members of the Corporate Governance and Nominating Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee held seven (7) meetings during fiscal year 2013.

The Corporate Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines.  In addition, the Corporate Governance and Nominating Committee is responsible for developing and reviewing background information on candidates for the Board and making recommendations to the Board regarding such candidates.  The Corporate Governance and Nominating Committee also is responsible for preparing and supervising the Board’s annual review of Directors independence and the Board’s performance self-evaluation.  The charter of the Corporate Governance and Nominating Committee is available on our Company’s website at www.met-pro.com under the “Investor Relations – Board Committees” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.  The Corporate Governance and Nominating Committee periodically reviews and modifies its charter.

The Corporate Governance and Nominating Committee will consider candidate(s) for Board membership suggested by its members and other Board members, as well as management and shareholders.  A shareholder who wishes to recommend a prospective nominee(s) for the Board should notify the Company’s Corporate Secretary or any member of the Corporate Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.  The Corporate Governance and Nominating Committee will also consider whether to nominate any person(s) proposed by a shareholder pursuant to the provisions of the Company’s Bylaws relating to shareholder nominations (see “Shareholder Proposals” elsewhere in this Proxy Statement).

Once the Corporate Governance and Nominating Committee has identified a new prospective nominee(s), the Corporate Governance and Nominating Committee expects to make an initial determination as to whether to conduct a full evaluation of the candidate(s). This initial determination will be based on whatever information is provided to the Corporate Governance and Nominating Committee with the recommendation of the prospective candidate(s), as well as the Corporate Governance and Nominating Committee’s own knowledge of the prospective candidate(s), which may be supplemented by inquiries to the person(s) making the recommendation or others.  The preliminary determination is anticipated to be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee(s) can satisfy the evaluation factors described below.  If the Corporate Governance and Nominating Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, with prior approval of the candidate(s), it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and report its findings to the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee then expects to evaluate the prospective nominee(s) against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

♦	the ability of the prospective nominee(s) to represent the interests of the shareholders of the Company;
♦	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
♦
the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines; and

♦	the extent to which the prospective nominee(s) contributes to the range of talent, skill and expertise appropriate for the Board.

The Corporate Governance and Nominating Committee also intends to consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and, as part of the Company’s commitment to diversity, the candidate’s race and gender.  In connection with this evaluation, the Corporate Governance and Nominating Committee will determine whether to interview the prospective nominee(s), and if warranted, one or more members of the Corporate Governance and Nominating Committee, and others as appropriate, will interview the prospective nominee(s) in person or by telephone.  After completing these evaluations and interviews, the Corporate Governance and Nominating Committee will make a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board will determine the nominee(s) after considering the recommendation and report of the Corporate Governance and Nominating Committee.

Shareholder and Other Interested Party Communications with Directors

Met-Pro shareholders and other interested parties who wish to communicate directly with the Board, a Board Committee, the Chairman of the Board or any individual Director (including non-management Directors) can write to: Met-Pro Corporation, Board Administration, 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438.  The Company will review all such correspondence and provide any comments along with the full text of the communication to the Chairman of the Board or the non-management Directors as a group, as the case may be.

In the case of a shareholder, your letter should indicate that you are a Met-Pro shareholder.  Depending upon the subject matter, management will: forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, if appropriate, such as a request for information about the Company or a stock-related matter; or not forward the communication, if it is primarily commercial in nature or if it relates to an improper, irrelevant or inappropriate topic.

At each Board meeting, a member of management will present a summary of any and all communications received since the last meeting that were not forwarded, and will make those communications available to Directors upon request.

The Board’s policy is to encourage attendance by each Board member at the Annual Meeting of Shareholders.  All Directors attended the 2012 Annual Meeting of Shareholders.

How to Request Copies of Certain Documents

The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K, Corporate Governance Guidelines, charters of the various Committees of the Board of Directors (Corporate Governance and Nominating; Compensation and Management Development; and Audit) and Code of Conduct (Code of Business Conduct and Ethics (all employees and Directors) and Code of Ethics (CEO, CFO and CAO only)).  Please direct your requests to Neal E. Murphy, Secretary, Met-Pro Corporation, 160 Cassell Road, P.O. Box 144, Harleysville, Pennsylvania 19438.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following sets forth certain information regarding executive officers of the Company.

Raymond J. De Hont, age 59, is Chief Executive Officer and President of the Company.  Mr. De Hont was appointed Chief Executive Officer and President in March 2003 and served as the Company’s Chairman of the Board of Directors from September 2003 until November 2012.  Mr. De Hont has been a member of the Board of Directors since February 2003.  Mr. De Hont served as the Chief Operating Officer of the Company from June 2000 to March 2003.  From June 1995 to December 2000, Mr. De Hont was Vice President and General Manager of the Company’s Fybroc business, during which time, starting in October 1999, he also served as General Manager for the Company’s Dean Pump business. Prior to joining Met-Pro Corporation, Mr. De Hont was employed by Air and Water Technologies, where among other positions he was Vice President and General Manager of Flex-Kleen Corporation, the business of which is now owned by the Company.

Neal E. Murphy, age 56, is Vice President-Finance, Chief Financial Officer, Secretary and Treasurer, positions to which he was appointed in April 2012, having joined the Company as Vice President in February 2012.  Prior to joining the Company, Mr. Murphy served as Vice President and Chief Financial Officer of Northern Tier Energy from November 2010 to August 2011, Vice President and Chief Financial Officer of Sunoco Logistics Partners, L.P. from April 2007 to May 2010 and Vice President and Chief Financial Officer of Quaker Chemical Corporation from July 2004 to April 2007.

Gennaro A. D’Alterio, age 41, is Vice President of the Company, a position to which he was appointed in February 2009.  Mr. D’Alterio continues to serve as General Manager of the Company’s Met-Pro Global Pump Solutions business unit, which includes the Sethco, Fybroc and Dean Pump product brands, a position he has held since July 2007. Additionally, on January 1, 2013 Mr. D’Alterio was appointed General Manager of the Company’s Keystone Filter business unit.  Since joining the Company in 1994, he has served in a variety of roles including Sales and Marketing Manager for the Company’s Fybroc and Dean Pump businesses and Regional Sales Manager of the Company’s Fybroc and Dean Pump business.

Gregory C. Kimmer, age 58, is Vice President of the Company, a position to which he was appointed in October 1989.  Mr. Kimmer was appointed General Manager of the Company’s Met-Pro Environmental Air Solutions business unit in February 2010.  For more than ten years prior thereto, Mr. Kimmer was General Manager of the Company’s Duall business.

Edward J. Prajzner, age 46, is Corporate Controller and Chief Accounting Officer, positions to which he was appointed in June 2012, having joined the Company in May 2012.  Prior to joining the Company, Mr. Prajzner served as Senior Vice President and Corporate Controller of CDI Corporation from November 2010 to March 2012, Corporate Controller of American Infrastructure, Inc from December 2008 to December 2010 and Vice President, Corporate Controller and Chief Accounting Officer of Technitrol, Inc. (now Pulse Electronics Corporation) from March 2006 to December 2008.

Paul A. Tetley, age 54, is Vice President of the Company, a position to which he was appointed in December 1999.  Mr. Tetley serves as General Manager of the Company’s Strobic Air Corporation subsidiary.  For the period February 2006 through March 2012, Mr. Tetley served as Executive Vice President for the Company’s Product Recovery/Pollution Control segment.  Mr. Tetley joined the Company in 1996 in connection with the Company’s acquisition of the business now conducted by Strobic Air Corporation, where he had worked as the Engineering/Production Manager.

Vincent J. Verdone, age 65, is Vice President of the Company and General Manager of the Company’s Pristine Water Solutions Inc. subsidiary.  Mr. Verdone joined the Company in January 2005.  For more than five years prior thereto, Mr. Verdone was employed by Ashland Inc., in which his last position was North American Corporate Sales Manager.

There are no family relationships between any of the Directors or Executive Officers of the Registrant.  Each officer serves at the pleasure of the Board of Directors.

INDEPENDENCE OF DIRECTORS/CORPORATE GOVERNANCE GUIDELINES

The Corporate Governance Guidelines (the “Guidelines”) adopted by the Board are intended to meet or exceed the listing standards adopted by the New York Stock Exchange.  The Guidelines describing the composition of the Board which address Director independence are available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions. A copy may also be obtained upon request from the Company’s Corporate Secretary.

At its April 2013 meeting, the Board reviewed Director independence, inquiring into transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, the disclosure of which would be required under Securities and Exchange Commission (“SEC”) rules in this Proxy Statement under the section “Certain Business Relationships,” as to which there are none.  The Board also examined transactions and relationships between Directors or their affiliates and members of the Company’s senior management or their affiliates.  As provided in the Guidelines, the purpose of this review was to determine whether any such transactions or relationships were consistent with a determination that the Director is independent.

As a result of this review, the Board determined that George H. Glatfelter II, Michael J. Morris, Stanley W. Silverman, Judith A. Spires and Robin L. Wiessmann are “independent” Directors for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303.01 of the Listed Company Manual of the New York Stock Exchange.

The Company’s independent Directors meet periodically, without management being present, generally in connection with a scheduled meeting of the Board of Directors.  These meetings were presided over by the Lead Director, which by policy of the Board of Directors was the Chair of the Corporate Governance and Nominating Committee, until November 13, 2012 which was when the Board of Directors suspended the position of Lead Director, for which Mr. Glatfelter served, for so long as the Chairman of the Board shall be an independent director, or until further action of the Board.  As of the same date, November 13, 2012, Mr. Glatfelter, an independent director, was elected as the Chairman of the Board and continued presiding over the meetings of the Company’s independent Directors.

The duties of the Chairman of the Board include presiding at all meetings of the Board of Directors, including executive sessions of the non-management Directors, and determining the agenda for these meetings; making recommendations to the Board regarding the structure of Board meetings; recommending matters for consideration by the Board; developing the annual calendar for the Board and Committee meetings, in collaboration with the Chairman of each committee; determining appropriate materials to be provided to the Directors; and serving as an independent point of contact for shareholders who wish to communicate with the Board.

CODES OF ETHICS

The Company has a Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.  The Board has also approved a separate Code of Ethics which is specifically applicable to the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.  Both the Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer are available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of either code may also be obtained upon request from the Company’s Corporate Secretary.

SHARE OWNERSHIP OF
EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the number and percentage of shares held by each Director and nominees for Directors of the Company, each executive officer of the Company named in the Summary Compensation Table and by all Directors, nominees and executive officers as a group as of March 31, 2013. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Executive Officers and Directors	Number of Common Shares Owned		Common Shares Underlying Options Exercisable Within 60 Days(1)	Percent of Shares Beneficially Owned (2)
George H. Glatfelter II	8,584		78,114	*

Michael J. Morris	47,499		78,114	*

Stanley W. Silverman	6,640		16,250	*

Judith A. Spires	4,140		23,833	*

Robin L. Wiessmann	4,140		13,000	*

Raymond J. De Hont	44,226	(3)	352,382	2.5%

Neal E. Murphy (4)	211	(5)	7,599	*

Gary J. Morgan	68,947	(6)	148,819	1.4%

Gennaro A. D’Alterio	4,051	(7)	35,490	*

Gregory C. Kimmer	48,603	(8)	64,402	*

Paul A. Tetley	26,384	(9)	100,787	*

All Directors, nominees and executive officers as a group (13 persons)	265,795	(10)	971,003	7.8%

*	Less than 1% of the Company’s outstanding Common Shares.

(1)
The number of Common Shares beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has voting or investment power, plus any shares that the person may acquire within sixty (60) days after January 31, 2013, including through the exercise of stock options. This number of shares beneficially owned therefore includes all shares that may be acquired within sixty (60) days pursuant to the exercise of stock options.

(2)
The percent ownership for each shareholder on March 31, 2013 is calculated by dividing (a) the total number of shares beneficially owned by the shareholder by (b) 14,696,855 shares plus any shares acquirable (including stock options exercisable) by that person within sixty (60) days after January 31, 2013.

(3)
The number of shares held by Mr. De Hont includes 12,140 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan. Excludes shares owned by Mr. De Hont’s adult children, as to which he disclaims beneficial ownership or control.

(4)	Mr. Murphy was an officer of the Company as of February 7, 2012 and elected Chief Financial Officer, Vice President-Finance, Secretary and Treasurer on April 2, 2012.

(5)	The number of shares held by Mr. Murphy includes 211 Common Shares beneficially held through the Company’s 401(k) plan.

(6)
The number of shares held by Mr. Morgan includes 28,926 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.  Excludes shares owned by Mr. Morgan’s adult children, as to which he disclaims beneficial ownership or control.  Mr. Morgan was employed through  April 30, 2012.

(7)	The number of shares held by Mr. D’Alterio includes 3,815 Common Shares beneficially held through the Company’s 401(k) Plan.

(8)	The number of shares held by Mr. Kimmer includes 17,880 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(9)	The number of shares held by Mr. Tetley includes 8,258 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(10)
The number of shares held by all 13 executive officers and Directors as a group include 73,600 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of our outstanding Common Shares as of January 31, 2013.  Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Shares Beneficially Owned
The Killen Group, Inc.	1,467,819	(1)	9.99%
1189 Lancaster Avenue
Berwyn, PA 19312

Deprince, Race & Zollo, Inc.	1,007,833	(2)	6.86%
250 Park Avenue South, Suite 250
Winter Park, FL 32789

BlackRock, Inc.	949,239	(3)	6.46%
40 East 52nd Street
New York, NY 10022

(1)
The Killen Group, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,467,819 shares, as described on Schedule 13G/A filed with the Securities and Exchange Commission on February 20, 2013.

(2)
Deprince, Race & Zollo, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,007,833 shares, as described on Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2013.

(3)
BlackRock Inc., a registered investment advisor, is deemed to have beneficial ownership of 949,239 shares, as described on Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each Director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Met-Pro Corporation Common Shares. Based solely on a review of the copies of reports furnished to the Company, or written representations that no other reports were required, the Company believes that during the 2013 fiscal year, all filing requirements applicable to its officers and directors were complied with on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of the Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) is (i) to establish the Company’s compensation philosophy, which serves as the basis for all employee remuneration policies and programs; (ii) to monitor the implementation of the Company’s compensation programs to ensure each is consistent with the compensation philosophy; (iii) together with the other independent directors to discharge as to the CEO, and to assist the Board in otherwise discharging, the Board’s responsibilities relating to the compensation of the Company’s executives (consisting of the Company’s elected officers and general managers and such other key employees as determined by the Compensation Committee with guidance from the CEO) and members of the Board; (iv) to review and discuss with the Company’s senior executives the Compensation Discussion and Analysis to be included in the Company’s Proxy Statement and recommend to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement and to provide the Compensation and Management Development Committee Report for inclusion in the Company’s Proxy Statement that complies with the rules and regulations of the SEC; and (v) to assist the Board in ensuring that the Company has in place effective policies and programs for senior executive succession and for the development of its executives.

Overview of Compensation

The Compensation Committee is comprised only of independent non-employee members of the Board of Directors and has responsibility for among other matters, establishing and implementing the Company’s executive compensation philosophy.  The Compensation Committee makes recommendations to the Board concerning compensation policies for the Company’s named executive officers and for other senior executives, except that the Compensation Committee, with other independent Directors as determined by the Board, has the sole authority to set compensation for the CEO.

For fiscal year 2013, our named executive officers were:

♦	Raymond J. De Hont, Chief Executive Officer and President
♦	Neal E. Murphy, Chief Financial Officer, Vice President-Finance, Secretary and Treasurer
♦	Gary J. Morgan, former Chief Financial Officer, Senior Vice President-Finance, Secretary and Treasurer (a)
♦	Gennaro A. D’Alterio, Vice President and General Manager, Met-Pro Global Pump Solutions and Keystone Filter
♦	Gregory C. Kimmer, Vice President and General Manager, Met-Pro Environmental Air Solutions
♦	Paul A. Tetley, Vice President and General Manager, Strobic Air Corporation

These named executive officers are the focus of the Compensation Discussion and Analysis.

(a)	Mr. Morgan was an officer and director of the Company until April 2, 2012 and an employee until April 30, 2012.

Executive Summary

Met-Pro Corporation is a leading niche-oriented global provider of product recovery, pollution control, fluid handling and filtration solutions. Our strategy is to leverage our diversity of products and technical capabilities to capitalize on global niche-oriented growth opportunities through strong customer focus, geographic expansion, new product introductions, accretive acquisitions, technology licensing and strategic business partnerships.  We also seek to optimize synergies within the Company and leverage existing relationships to maximize penetration of the Company’s products into existing and unexplored niches.  As such, we are dedicated to delivering superior shareholder value.  Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for our shareholders in a manner consistent with the Company’s focus on its values to consistently maintain honesty, integrity and ethics in all aspects of our business while treating each customer, employee and vendor with dignity and respect.

The Compensation Committee makes every effort to ensure that the Company’s executive compensation philosophy is consistent with the values of Met-Pro Corporation and furthers its business strategy. To achieve our objectives, we implement an executive compensation philosophy using the following guiding principles:

♦
Align the interests of executives, including the Company’s named executive officers, with those of the shareholders.  The Compensation Committee believes it  appropriate to tie a portion of executive compensation to the value of the Company’s stock in order to more closely align the interests of the named executive officers and other senior managers with the interests of the Company’s shareholders.

♦	Retain and develop competent management. The Company’s executive compensation program components are designed to attract, retain, develop and motivate highly qualified executives critical to achieving Met-Pro Corporation’s strategic objectives and building shareholder value.

♦	Relate executive compensation to the achievement of the Company’s goals and financial performance, both short-term and long-term. The Compensation Committee’s executive compensation programs are designed to reward executives when performance results for the Company and the executive meet or exceed stated objectives. The Compensation Committee believes that compensation paid to executives should be closely aligned with the performance of the Company on both a short-term and long-term basis.

The Compensation Committee reviews the Company’s compensation philosophy and objectives at least twice each year, typically once in the fourth quarter of the fiscal year end, and once again in the first quarter of new fiscal year, to determine if revisions are necessary in light of market conditions, the Company’s strategic goals, and/or other relevant factors.

The fiscal year ended January 31, 2013 (sometimes referred to as fiscal year 2013) demonstrated our commitment to these principles and illustrated how our program responds to business challenges and the marketplace. To meet the Company’s objectives the components of our fiscal year 2013 executive compensation program consisted of the following primary components, (i) base salary; (ii) annual cash incentives; and (iii) a long-term incentive (equity-based) program, currently in the form of stock options.

The Company’s growth continued in fiscal year 2013 as we refined our strategy, invested in new business development and marketing initiatives and continued to implement improvements to our productivity, global sourcing and other efficiency and productivity enhancement initiatives. Below are some of the significant fiscal year 2013 highlights:

♦	Net sales increased 10% versus last fiscal year.
♦	Net income increased 13% versus last fiscal year.
♦	Diluted earnings per share increased 15% versus last fiscal year.
♦	Increased the dividend by 2%.

We believe we have structured our executive compensation programs in the best manner possible to support our Company, to attain our business objectives, to support the type of corporate culture we desire and to deliver meaningful shareholder value. The Compensation Committee has taken note of the fact that at the 2012 Annual Meeting of Shareholders, more than 90% of the votes cast supported the Company’s executive compensation program. Both management and the Compensation Committee reviewed the advisory vote result for the 2012 say-on-pay proposal and found it to be a strong show of support for Met-Pro Corporation’s current executive compensation program. The Compensation Committee does not attribute any of the changes subsequently made to the Company’s executive compensation program (which in any case the Compensation Committee does not believe are material) to the results of the say-on-pay vote. The Company intends at least for the next several years to continue to seek shareholder guidance on executive compensation through an annual say-on-pay vote.

Role of the Compensation Committee

The Compensation Committee, together with the other independent members of the Board of Directors, as determined by the Board, has the full authority of the Board as to compensation of the CEO and sets the CEO’s compensation. As to the other named executive officers and the Company’s other senior managers, the CEO annually reviews compensation for the other named executive officers and other senior managers and makes recommendations to the Compensation Committee based on individual performance.  The CEO proposes to the Compensation Committee for approval, base salary adjustments and long-term incentive award grants for each of the other named executive officers and other senior managers.  Together with the CFO, the CEO works with the participants in the annual Management Incentive Plan (our annual cash incentive plan for the named executive officers and other senior executives) to establish the performance goals under the Management Incentive Plan (which are with reference to the Company’s annual operating plan), presents these performance goals to the Compensation Committee as part of the Company’s annual budgeting process, monitors and reports to the Board and the Compensation Committee on a periodic basis as to performance relative to these performance goals, and presents to the Compensation Committee an assessment after the end of the fiscal year as to the extent to which the performance goals were met by each of the participants in the Management Incentive Plan. The CEO also has discretionary authority to distribute a certain pool of bonus money that may be available under the Management Incentive Plan to participants in the Management Incentive Plan whose performance he believes merits a bonus award notwithstanding that such participant did not otherwise qualify for an award under the Management Incentive Plan.  The Compensation Committee reviews and approves, and retains discretion to modify, all awards under the Management Incentive Plan. The Compensation Committee’s actions are subject to Board approval, except with respect to decisions as to the compensation of the CEO (which is subject to the approval of the independent directors as a whole).

Throughout each year, the Compensation Committee monitors developments and trends in executive compensation to enhance its ability to oversee the design and better evaluate the effectiveness of our executive compensation program. In addition, the Compensation Committee considers a variety of other factors to determine compensation amounts, including recommendations by the CEO and the Compensation Committee’s independent compensation consultant.

Since December 2009, the Compensation Committee has retained Frederic W. Cook & Co., Inc., an independent compensation consulting firm (the “Consultant”), to advise on matters relating to executive and board compensation. A representative from the Consultant attends various Compensation Committee meetings at the request of the Compensation Committee and communicates with members of the Compensation Committee outside of scheduled meetings. The Consultant is charged with providing the Compensation Committee with studies and other analyses regarding competitive pay practices for key employees as requested by the Compensation Committee from time to time, proactively advising on trends and developments, conducting special projects at the Compensation Committee’s request and providing recommendations on the design of, and amounts awarded under, our executive compensation program. In fiscal year 2013, the Consultant provided services, totaling $40,427.91, at the direction and under the supervision of the Compensation Committee consistent with the scope of the Compensation Committee’s responsibilities. In addition, in fiscal year 2013, the Consultant did not identify any conflicts of interest, as defined by Regulation S-K Item 407(e)(3)(iv). Except for its retention by and advice for the Compensation Committee, the Consultant is not otherwise retained by and does not otherwise advise the Company on compensation matters.

Role of Management

Management performs an important role in providing the Compensation Committee with information and day-to-day support required by the Compensation Committee in fulfilling its responsibilities. Management also supports the Consultant by providing background information to complete studies and projects requested by the Compensation Committee. From time to time, members of Management may also work in conjunction with the Consultant at the request of the Compensation Committee and are invited to attend Compensation Committee meetings. Management did not retain a separate consultant for matters which impacted compensation for our named executive officers.

The CEO provides the Compensation Committee with compensation recommendations as discussed in the section entitled “Role of the Compensation Committee” above with respect to his direct reports, including our named executive officers. This includes a review of individual performance and other criteria used to support specific recommendations for each element of compensation.

Establishing Executive Compensation

The primary objectives of Met-Pro Corporation’s executive compensation program is to attract and retain highly qualified senior executives, to motivate them to achieve measurable performance objectives at their management level and to align their interests with those of Met-Pro Corporation’s shareholders.  To achieve these objectives, the Company follows the basic principles that annual compensation should be competitive with other public manufacturing companies of similar size and/or market base, and that long-term compensation should generally be linked to Met-Pro Corporation’s total return to shareholders. The Company’s executive compensation presently consists of the following primary components, (i) base salary; (ii) the Company’s Management Incentive Plan; and (iii) a long-term incentive (equity-based) program, currently in the form of stock options. The Company also provides other executive benefits, including a defined contribution 401(k) plan, a non-qualified deferred contribution supplemental executive retirement plan, health and retirement benefits, and other benefits. Detail on these is set out later in this Proxy Statement.

The Compensation Committee’s approach is to consider compensation increases in February, in connection with the annual salary review process; provide for annual base salary increases within a range of 0% to 5%, with the actual specific amount of the increase to take into account a variety of factors including, without limitation, market based data; the scope and nature of the executive’s responsibilities; comparative geographical cost of living differences; and the nature of the executive’s performance during the prior fiscal year, with superior effort and performance resulting in a base salary increase at the upper end of the range.  Similarly, the Compensation Committee may determine that compensation is below the bottom end of the range that the Compensation Committee considers to be acceptable, as such the Compensation Committee will award a compensation increase that is above the “normal” range of increases, it being the Compensation Committee’s view that, depending upon the circumstances, the process of bringing the executive’s compensation into an acceptable range may occur over the course of several years.

In fiscal year 2010, the Compensation Committee engaged the Consultant to perform a competitive assessment of the Company’s compensation program and assist in providing related guidance.  The Consultant’s fiscal year 2010 assessment analyzed the Company’s compensation program for the named executive officers, examining three components of compensation: base salary; total direct compensation (defined as the sum of base compensation plus the target cash incentive amount); and total compensation (defined as the sum of base compensation, the target cash incentive amount, and the value of long-term incentives). The competitive assessment performed by the Consultant was limited to proxy data and market data contained in published surveys. The Consultant provided comparative data with respect to a group of companies considered by the Consultant to be a peer group consisting of publicly traded companies selected based on size, similar business or financial characteristics, international presence and companies with which Met-Pro Corporation competes for business opportunities, managerial talent and shareholder investments.  This assessment and guidance was relied upon by the Compensation Committee for the fiscal years ended January 31, 2010, 2011 and 2012.  During the fiscal year ended January 31, 2012 the Compensation Committee engaged the Consultant to provide an updated competitive assessment of the Company’s compensation program and assist in providing related guidance, which updated assessments and guidance were respectively relied upon by the Compensation Committee for its fiscal year 2013 and fiscal year 2014 compensation review processes.

During the fiscal year ended January 31, 2012 the Consultant also reviewed the companies considered by the Consultant to be a peer group to determine whether they continued to be reasonable in terms of size and business model.  The Consultant noted that K-Tron International Inc. had been acquired and recommended that it should be removed from the existing peer group and recommended that The Eastern Company, FuelCell Energy Inc. and SIFCO Industries Inc. be added to the peer group.  These changes resulted in an increase in size of the peer group to thirteen (13) companies, which group constituted the Company’s fiscal year 2013 Compensation Peer Group.  The Company’s revenues, total assets and number of employees approximated the 25th percentile; market capitalization was at the median and net income was at the 75th percentile of fiscal year 2013 Compensation Peer Group.  Fiscal year 2013 Compensation Peer Group consisted of the following thirteen (13) companies:

●	Badger Meter Inc.	●	Flanders Corporation	●	MRFI Inc.
●	CECO Environmental Corporation	●	Fuel Tech Inc.	●	PMFG Inc.
●	The Eastern Company	●	FuelCell Energy Inc.	●	SIFCO Industries Inc.
●	Energy Recovery Inc.	●	Gorman-Rupp Corporation
●	Evergreen Solar Inc.	●	Graham Corporation

During fiscal year 2013 the Consultant reviewed the companies of the existing peer group to determine whether they continue to be reasonable in terms of size and business model.  The Consultant noted that Evergreen Solar Inc. had filed Chapter 11 bankruptcy and sold substantially all its assets and Flanders Corporation was no longer a publically traded company and recommended that both should be removed from the existing peer group.  The Consultant also recommended that Capstone Turbine Corporation and Hurco Companies, Inc. be added to the peer group.  The fiscal year 2014 Compensation Peer Group consists  of the following thirteen (13) companies of which the Company’s revenues, total assets and number of employees approximated the 25th percentile; market capitalization was at the median and net income was at the 75th percentile of the fiscal year 2014 Compensation Peer Group:

●	Badger Meter Inc.	●	Fuel Tech Inc.	●	MRFI Inc.
●	Capstone Turbine Corporation	●	FuelCell Energy Inc.	●	PMFG Inc.
●	CECO Environmental Corporation	●	Gorman-Rupp Corporation	●	SIFCO Industries Inc.
●	The Eastern Company	●	Graham Corporation
●	Energy Recovery Inc.	●	Hurco Companies, Inc.

 In addition to considering information from the Consultant’s study of competitive pay practices, the Compensation Committee takes into account input from management, reports prepared by the Consultant reflecting (i) base salaries, (ii) Management Incentive Plan awards, (iii) equity compensation grant values and such other information as it deems necessary and appropriate in determining the appropriate level and mix of base salary, annual incentive target and equity compensation elements for each named executive officer. There is no formal or informal policy for allocating compensation between short-term and long-term or cash and non-cash elements. The CEO recommends a compensation level for each named executive officer (other than himself) based on individual performance and relative ability to impact the Company’s future success. The Compensation Committee then reviews the CEO’s recommendation and makes a determination regarding the compensation level of the named executive officers. The Compensation Committee believes this process is both orderly and fair and preserves the CEO’s ability to have an impact on compensation for his direct reports. For the CEO, the Compensation Committee sets the base salary, annual incentive target and equity compensation elements based on the same set of information discussed above.

The Compensation Committee typically reviews total compensation for named executive officers during the Company’s first fiscal quarter both to determine payouts for the previous fiscal year and to set compensation and performance targets for the current fiscal year.

The Compensation Committee considers executive compensation levels and opportunities to be “market competitive” if they generally fall within the 25th and the 50th percentile of market practice.  The Consultant’s analysis performed indicated that named executive officers base salary, target incentive as a percent of salary, target cash compensation, long-term incentives and target total direct compensation were within the market competitive range.

Base Salary for Fiscal Years 2013 and 2014

As noted above, the Company’s intent is to provide the named executive officers with base salaries at levels intended to be market competitive so as to fairly compensate them for services rendered during the year, consistent with the primary compensation philosophy and objectives previously stated.

Consistent with the stated compensation philosophy and objectives, the Compensation Committee, together with the other independent Directors as determined by the Board, sets the base salary for the CEO.  As to the other named executive officers, the CEO reviews and recommends salary adjustments to the Compensation Committee for approval.  In establishing base salary ranges, the Compensation Committee took the following items into consideration:

♦	The FY 2013 Compensation Peer Group data and other market data for comparable positions;
♦	The FY 2014 Compensation Peer Group data and other market data for comparable positions;
♦	Individual level of experience, responsibility, performance and contributions to the Company; and
♦	The CEO’s recommendations for named executive officers (other than himself).

Fiscal Year 2013

In setting base salaries for fiscal year 2013, the Compensation Committee engaged the Consultant to provide an update to their prior competitive assessment based upon the 2013 Compensation Peer Group.  The updated assessment provided that base salaries were generally between the 25th and 50th percentile range. In setting base salaries for fiscal year 2013, the Compensation Committee sought to generally maintain base salaries within the 25th to 50th percentile and sought to give due consideration to the factors outlined above in the second paragraph of “Establishing Executive Compensation”.  Based upon the foregoing, the Compensation Committee approved the base salaries for fiscal year 2013 for the Company’s fiscal 2012 named executive officers in the range of 0% to 5%, within the market competitive range of the 25th to 50th percentile, as well as to recognize performance during fiscal 2013;  with the exception of Mr. D’Alterio who received a base salary increase of 6.26%, outside of the normal cycle of salary reviews, in connection with his additional responsibilities reflected in the appointment as General Manager for the Company’s Keystone Filter business unit.

Fiscal Year 2014

In setting base salaries for the fiscal year ending January 31, 2014, the Compensation Committee sought to generally set base salaries at approximately the 50th percentile, using the 2014 Compensation Peer Group as a benchmark, and sought to give due consideration to the factors outlined above in the second paragraph of “Establishing Executive Compensation”. The Compensation Committee intends to continue to evaluate and assess the appropriate base salary target levels in order to recruit and retain the desired level of executive management. Based upon the foregoing, the Compensation Committee approved the following base salaries for the fiscal year ending January 31, 2014 for the Company’s fiscal year 2013 named executive officers:

	Fiscal	Fiscal	%
	2013	2014	Increase
Raymond J. De Hont	$393,975	$405,794	3.00%
Neal E. Murphy	260,000	270,010	3.85%
Gary J. Morgan (a)	59,160	-	0.00%
Gennaro A. D’Alterio	202,000	209,070	3.50%
Gregory C. Kimmer	180,000	180,000	0.00%
Paul A. Tetley	180,000	185,000	2.78%

The fiscal year 2014 base salary of each named executive officer is believed to be within the market competitive range.

(a)	Mr. Morgan will not receive base salary during fiscal year 2014 in that his employment ended during fiscal year 2013.

Fiscal Year 2013 Management Incentive Plan

The Company’s fiscal year 2013 Management Incentive Plan (the “2013 Plan”) provided participating individuals with the opportunity to earn annual cash incentive awards (“awards”). Participants in the 2013 Plan included the CEO, the CFO, the Company’s Vice Presidents, the Chief Accounting Officer (CAO), as well as other senior executives.  In the case of the CEO, CFO and CAO awards were based upon the performance of the overall Company.  In the case of the Vice Presidents, awards were based upon the performance of the operating segment or business unit for which they are the General Manager for and the performance of the overall Company.

The types of measures and relative weight of those measures used in determining annual incentive awards were tailored to the position and organizational responsibility of the participant. The Compensation Committee received reports from the CEO as to the level of performance by each named executive officer who was eligible for an award under the 2013 Plan.

The amount of the target award opportunity under the 2013 Plan is expressed as a percentage of annual base salary. This percentage reflects the executive’s respective organizational level, position and responsibility for achievement of the Company’s strategic goals. In the fiscal year ended January 31, 2013, the target percentages were as follows: for the CEO, 50% of base salary; for the CFO, 40% of base salary; for the Vice Presidents, 25% of base salary and for the Chief Accounting Officer, 20% of base salary. Based on financial performance actual cash incentives paid can range from 0% to 200% of target.

Under the terms of the 2013 Plan, in order to be eligible for an award, certain objective threshold financial results had to be achieved. The 2013 Plan requirements were as follows: for the CEO, CFO and CAO, the achievement of a predetermined threshold financial target percentage in terms of the Company’s net income (“NI”) totaling $8,296,000; and for the Vice Presidents, 70% of their award was based upon the achievement of a predetermined profit before tax (“PBT”) percentage amount at their respective operating segment or business unit, with the remaining 30% of their award being based upon a predetermined threshold financial target percentage in terms of the Company’s NI totaling $8,296,000.  These financial metrics were selected because they are consistent with our focus of driving strong business performance and increasing long-term shareholder value. These threshold financial targets were equal to the Company’s, or the operating segment’s or business unit’s, NI or PBT, respectively, for the fiscal year in question as determined by the Company’s annual operating plan. The operating plan was developed by management in a “bottoms up” manner and was challenged and ultimately approved by the Board and was understood to be management’s best forecast of the fiscal year, and to that extent the threshold financial targets for purposes of the 2013 Plan were intended to be attainable. The Compensation Committee also intended, nonetheless, that the threshold financial targets represented a goal of high achievement.  The Compensation Committee retained discretion over all awards under the 2013 Plan.

The award amounts in formulaic terms for the 2013 Plan can be expressed as:

For the CEO, CFO and CAO:

Award Amount =
Incentive Level x Base Salary x (Corporate Net Income Multiplier % + Corporate Net Sales Multiplier %)

For the Vice Presidents:

Award Amount =
Incentive Level x Base Salary x 70% x (PBT Multiplier % + Net Sales Multiplier % + ROA Multiplier %) +
Incentive Level x Base Salary x 30% x (Corporate Net Income Multiplier % + Corporate Net Sales Multiplier %)

Objective Multiplier %:

The “objective multiplier” was used as a factor in determining the actual award amount, the value of which varied depending on the relative achievement of the 2013 Plan objectives of which related to NI, PBT, Net Sales and Return on Assets (“ROA”).  The CEO, CFO and CAO had objectives of Corporate NI and Corporate Net Sales with the achievement of Corporate NI being a range from 80% to 125% and the achievement of Corporate Net Sales being a range from 85% to 125%.  The Vice Presidents had objectives of Business Unit PBT, Business Unit Net Sales and Business Unit ROA with the achievement of Business Unit PBT being a range from 80% to 150%, the achievement of Business Unit Net Sales being a range from 85% to 150% and the achievement of Business Unit ROA being a range from 80% to 150%.  The tables below show the objectives and corresponding objective multipliers for all participants in the 2013 Plan.  Each respective Vice President was assigned specific objective multipliers within the ranges listed below, tailored to the performance of their Business Unit for which they were General Manager.

For CEO/CFO/CAO:
Objective	Objective	Objective	Objective
Achievement	Multiplier %	Achievement	Multiplier %
Corporate NI	Corporate NI	Corporate Net Sales	Corporate Net Sales
less than 80%	0.00%	less than 85%	0.00%
80%	35.00%	85%	15.00%
85%	43.75%	90%	20.00%
90%	52.50%	95%	25.00%
95%	61.25%	100%	30.00%
100%	70.00%	105%	33.75%
105%	78.75%	110%	37.50%
110%	87.50%	115%	45.75%
115%	105.00%	120%	52.50%
120%	122.50%	125% or greater w	60.00%
125% or greater	140.00%

For Vice Presidents:
Objective	Objective	Objective	Objective	Objective	Objective
Achievement	Multiplier %	Achievement	Multiplier %	Achievement	Multiplier %
Business Unit PBT	Business Unit PBT	Business Unit Net Sales	Business Unit Net Sales	Business Unit ROA	Business Unit ROA
less than 80% or 85%	0.00%	less than 85% or 90%	0.00%	less than 80% or 85%	0.00%
80%	30.00 – 35.00%	85%	7.50%	80%	7.50 – 10.00%
85%	30.00 – 43.80%	90%	10.00%	85%	9.40 – 12.50%
90%	40.00 – 52.50%	95%	12.50 – 15.00%	90%	11.30 – 15.00%
95%	50.00 – 61.30%	100%	15.00 – 20.00%	95%	13.10 – 17.50%
100%	60.00 – 70.00%	105%	16.50 – 22.50%	100%	15.00 – 20.00%
105%	66.00 – 78.75%	110%	18.00 – 25.00%	105%	16.50 – 22.50%
110%	72.00 – 87.50%	115%	19.50 – 30.00%	110%	18.00 – 25.00%
115%	78.00 – 105.00%	120%	21.00 – 35.00%	115%	19.50 – 30.00%
120%	84.00 – 122.50%	125%	22.50 – 40.00%	120%	21.00 – 35.00%
125%	90.00 – 140.00%	130%	24.00 – 35.00%	125%	22.50 – 40.00%
130%	96.00 – 112.00%	135%	25.50 – 37.50%	130%	24.00 – 35.00%
135%	102.00 – 119.00%	140%	27.00 – 40.00%	135%	25.50 – 37.50%
140%	108.00 – 126.00%	145%	28.50 – 38.00%	140%	27.00 – 40.00%
145%	114.00 – 133.00%	150% or greater	30.00 – 40.00%	145%	28.50 – 38.00%
150% or greater	120.00 – 140.00%			150% or greater	30.00 – 40.00%

Corporate Target %:

Additionally, for participants other than the CEO, CFO and CAO, the 2013 Plan provided that 30% of the total award is calculated on the obtainment of a Corporate target in order to encourage teamwork and hold all named executive officers accountable for the overall Corporate results.  The Corporate target for the 2013 Plan was based on the NI achieved by the Company during the fiscal year.  For the Vice Presidents, if the Company achieved less than 80% of its NI target, 30% of the total award would not be available.

Fiscal year 2013 Plan Awards

The Compensation Committee approved the 2013 Plan at its April 2012 meeting; discussed performance under the 2013 Plan at subsequent Board meetings; specifically reviewed expected payments under the 2013 Plan at its December 2012 meeting; considered data and recommendations presented by the CEO at its March 2013 meeting as to the attainment of financial goals under the 2013 Plan by each of the participants; and recommended the payment of the awards for approval by the Board of Directors at the March 2013 meeting (except for Mr. De Hont whose award was recommended for approval to the independent Directors). For the fiscal year ended January 31, 2013 the CEO and named executive officers received awards as follows:

		Incentive Level	Base Salary	Objective Multiplier % Business Unit PBT	Objective Multiplier % Business Unit Net Sales	Objective Multiplier % Business Unit ROA	Objective Multiplier % Corporate NI	Objective Multiplier % Corporate Net Sales	Award Amount
Raymond J. De Hont	(1)	50%	$393,975				68.46%	22.66%	$179,495
Neal E. Murphy	(2)	40%	260,000				68.46%	22.66%	94,765
Gary J. Morgan	(3)	0%	59,160				0%	0%	0
Gennaro A. D’Alterio	(4)	25%	202,000	92.73%	24.92%	28.34%	68.46%	22.66%	65,410
Gregory C. Kimmer	(5)	25%	180,000	0.00%	0.00%	0.00%	68.46%	22.66%	12,301
Paul A. Tetley	(6)	25%	180,000	0.00%	0.00%	0.00%	68.46%	22.66%	12,301

(1)
Raymond J. De Hont, CEO, received an award of $179,495 under the 2013 Plan.  The Company’s NI for the fiscal year ended January 31, 2013, as adjusted pursuant to a determination of the Compensation Committee, totaled $8,222,741 which represented 99.12% of the targeted NI of $8,296,000, which resulted in an objective multiplier % equal to 68.46%. The Company’s Net Sales for the fiscal year ended January 31, 2013 totaled $109,941,922 which represented 92.66% of the targeted Net Sales of $118,649,000, which resulted in an objective multiplier % equal to 22.66%.

(2)
Neal E. Murphy, CFO, received an award of $94,765 under the 2013 Plan.  The Company’s adjusted NI for the fiscal year ended January 31, 2013, as adjusted pursuant to a determination of the Compensation Committee, totaled $8,222,741 which represented 99.12% of the targeted NI of $8,296,000, which resulted in an objective multiplier % equal to 68.46%.  The Company’s Net Sales for the fiscal year ended January 31, 2013 totaled $109,941,922 which represented 92.66% of the targeted Net Sales of $118,649,000, which resulted in an objective multiplier % equal to 22.66%.

(3)	Gary J. Morgan was employed through April 2012 and did not participate in the 2013 Plan.

(4)
Gennaro A. D’Alterio, Vice President and General Manager, received an award totaling $65,410 under the 2013 Plan.  The actual Business Unit PBT for the Met-Pro Global Pump Solutions business unit that he manages was 115.91%, over the 85% of target PBT, and therefore qualified him for receiving 70% of his incentive level percentage. With the actual Business Unit PBT being 115.91% of target, actual Net Sales being 109.83% of target and actual ROA being 113.34% of target, Mr. D’Alterio received a total objective multiplier of 145.99% applicable to 70% of his incentive level, or $51,606.  Due to the attainment of the Corporate NI target and Corporate Net Sales target, Mr. D’Alterio qualified for 30% of his incentive level percentage at a total objective multiplier of 91.12%, or $13,804.

(5)
Gregory C. Kimmer, Vice President and General Manager, received an award totaling $12,301 under the 2013 Plan.  The actual Business Unit PBT for the Met-Pro Environmental Air Solutions business unit that he manages was less than 80% of target PBT and therefore excluded him from 70% of his incentive level percentage; however, due to the attainment of the Corporate NI target and Corporate Net Sales target, Mr. Kimmer qualified for 30% of his incentive level percentage at a total objective multiplier of 91.12%, or $12,301.

(6)
Paul A. Tetley, Vice President and General Manager, received an award of $12,301 under the 2013 Plan.  The actual Business Unit PBT for the Strobic Air Corporation business unit that he manages was less than 80% of target PBT and therefore excluded him from 70% of his incentive level percentage; however, due to the attainment of the Corporate NI target and Corporate Net Sales target, Mr. Tetley qualified for 30% of his incentive level percentage at a total objective multiplier of 91.12%, or $12,301.

Long-Term Equity Incentives

The Company has historically provided long-term equity incentives, in the form of stock option grants, to the same group of executives who are participants in the 2013 Plan, as well as to certain other senior managers.  The Compensation Committee views stock options as an effective incentive for long-term organizational performance. However, the Compensation Committee has been assessing, and continues to assess, the value of other long-term equity incentives, such as the addition of performance based restricted stock units as a second component of the Company’s long-term equity incentive program, allocating the intended award value between stock options and the performance shares.  The Compensation Committee believes that long-term equity incentives are to be awarded to encourage creation of increased value for the Company’s shareholders, reward the achievement of superior operating results, facilitate the retention of key management personnel, and align the interests of management and shareholders through equity ownership. The Compensation Committee’s approach is to consider a grant of long-term equity incentives within the context of the demonstrated level of performance and to induce future performance and retention.

Historically, the Compensation Committee’s practice had been to consider and take action with respect to long-term equity incentives at its meeting during the fourth fiscal quarter, but during fiscal 2012, the Compensation Committee determined to move this to the first fiscal quarter, which was intended to align this action more closely with the cycle of the Company’s annual budgeting process. Accordingly, as noted elsewhere in this proxy statement, no long-term equity incentives were awarded during the fiscal year ended January 31, 2012 to the Company’s named executive officers or to the Company’s other senior executives; rather, long-term equity incentives were awarded in February and April 2012 (during fiscal year 2013).

When considering the grant of long-term equity incentives, the Compensation Committee’s approach is to consider recommendations from the CEO as to long-term equity incentives to the Company’s named executive officers (other than himself) and such other senior managers as the CEO believes appropriate, and to take action at such meeting with respect to grants. For options granted before fiscal year 2013, the Company’s standard stock option agreement typically provided for vesting at a rate of one-third per year over the first three years of the ten-year term of the stock option; provided, however, that in the event of a “change of control”, as defined, any unvested portion of the option shall become immediately exercisable. For the long-term equity incentives granted during fiscal year 2013 and 2014, the Company’s standard stock option agreement does not provide for an acceleration of vesting upon a “change of control” except where the buyer does not assume such option award agreements or where the buyer is not a public company or in the event of certain terminations of employment following the change of control. The Compensation Committee believes this vesting schedule aids the Company in retaining executives and motivating their long-term performance and strikes an appropriate balance between the interests of the shareholders and the interests of the executives. Exercise rights cease ninety (90) days after termination of employment except in cases of death, disability or retirement after extended service. The Compensation Committee considers the Black-Scholes option pricing model in its valuation of stock options which are granted.

At its meeting in March 2013, the Compensation Committee received recommendations from the CEO as to stock option awards for the Company’s named executive officers and other senior level executives (other than himself) and discussed with the CEO his general approach to stock option awards, which the Compensation Committee agreed should take into account past practices and awards as well as the impact of the stock options upon the number of issued and outstanding shares. The CEO reviewed with the Compensation Committee his rationale for each proposed individual grant. The Compensation Committee concluded that the CEO’s recommendations were well supported. With respect to the CEO, the Compensation Committee in Executive Session considered the CEO’s and the Company’s performance for the fiscal year to date, as well as the Board’s interest in retaining the CEO, and approved an option award that was intended to reflect these considerations. The Compensation Committee determined that on a general basis it would seek approximate dollar parity as to the aggregate value of all of the stock option awards as compared with the prior year, based upon the Black-Scholes value; however, the Compensation Committee also made grants during fiscal year 2014, using targeted equity awards as a percentage of base salary as follows: for the CEO, 40%; for the CFO, 25%; and for other named executive officers and senior executives, from 10% to 20%. The Compensation Committee approved stock option awards aggregating 136,873 shares to 11 senior executives or approximately 0.93% of the Company’s issued and outstanding shares as of March 31, 2013, as compared with the prior year’s stock option awards aggregating of 151,924 shares to 12 senior executives or approximately 1.03% of the Company’s issued and outstanding shares as of April 6, 2012. The March 2013 stock option awards to the named executive officers were for 51,694 shares to Mr. De Hont; 21,498 shares for Mr. Murphy; 13,317 shares for Mr. D’Alterio; 8,599 shares for Mr. Kimmer; and 8,838 shares for Mr. Tetley.

Retirement Benefits

The Company’s named executive officers, as well as other employees of the Company, are eligible to participate in a tax-qualified 401(k) defined contribution plan. The Company also maintains a Salaried Pension Plan, which is a funded, tax-qualified non-contributory defined benefit pension plan that was amended during the fiscal year ended January 31, 2007 to freeze the accrual of future benefits for all salaried and non-union hourly employees, effective on December 31, 2006, and the current named executive officers who were employed as of December 31, 2006 (which does not include Mr. Murphy, who joined the Company in February 2012) participate in such plan. Mr. De Hont participates in a Non-Qualified Pension Restoration Plan, an unfunded non-qualified plan; the accrual of future benefits under the Plan was frozen effective May 1, 2008, at which time a Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan, as more fully discussed below, was implemented and in which Messrs. De Hont and Murphy and certain other named executive officers as well as several other senior executives of the Company participate.   Mr. Kimmer also participates in a Deferred Compensation Plan, a funded non-qualified plan.  A description of these plans and the benefits payable to each named executive officer upon retirement is set forth in the “Pension Benefits” section on page 33.

Under the Company’s 401(k) defined contribution plan, the Company will match, in the form of Met-Pro Common Shares, up to 50% of the employee’s contribution up to 4% of compensation.  Effective January 1, 2007, in connection with the freezing of the accrual of future benefits under the Company’s defined benefit plans, the Company added a discretionary contribution to the 401(k) Plan for non-bargaining unit employees in the United States.  The discretionary contribution is (i) 2% for employees under 45 years old or with less than 5 years of service, (ii) 3% for employees 45 years or older and between five to nine years of service, or (iii) 4% for employees 45 years or older and with ten or more years of service.  The levels of discretionary contribution will not change with the employee’s age or years of service going forward and all future eligible new hires after April 15, 2006 will receive a discretionary contribution at the 2% level. The 401(k) plan is open to all employees and officers and participation is based upon the same terms and conditions.

During fiscal year 2008, the Compensation Committee engaged Aon Consulting to undertake a review of the Company’s executive retirement benefits.  Based on this review, in December 2007, the Company’s Board of Directors approved and adopted, effective May 1, 2008, a Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan, as noted on page 35.  The purpose of the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan is to provide supplemental retirement benefits to senior executives of the Company presently totaling 7 persons, including Messrs. De Hont and Murphy and certain other named executive offices and other senior executives, as determined by the Company’s Board of Directors.  The Company will make annual contributions to the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan in order to provide participants with up to 30% to 60% of projected retirement age compensation (based upon base salary) assuming thirty years of service to the Company, after taking into account all Company-provided retirement income as well as the employee’s social security benefit at a defined age.  Effective May 1, 2008, the Company froze the accrual of future benefits under the existing Non-Qualified Pension Restoration Plan with respect to which the only named executive officer participant at this time is Mr. De Hont.

Health and Other Benefits

The Company’s health and other benefit plans primarily include medical, life, disability, accidental death and dismemberment, kidnap and extortion and travel accident coverage. The Company’s plans are designed to be competitive with other comparably sized corporations. The health and related benefits provided to executive officers are offered through broad-based plans applicable to all employees.

The material provisions of the short-term disability policy are as follows: in the event of a “disability” (as defined in the Company’s short-term disability policy), the Company shall pay (i) in the case of the Company’s CEO and CFO 100% of the employee’s base salary for a period of up to six months, and (ii) in the case of the other participating senior executive employees, 100% of base salary for a period of up to three months and 66-2/3% for the next three months.

The material provisions of the long-term disability policy are as follows: in the event of a “disability” (as defined in the policy), the Company shall pay a benefit amount that is based upon 60% of the sum of the employee’s base salary and annual incentive, not to exceed $16,000 per month per employee. The base salary amount is equal to the base salary being paid in the year in which the disability occurs. The annual incentive amount is based upon the average of either the employee’s prior three years’ annual incentives earned under the Company’s management incentive plan or any successor plan, which will be determined by the insurance carrier selected to insure the plan.

Other Benefits and Perquisites

 In addition, the Company provides vehicles to the named executive officers for business use.  For the fiscal year ended January 31, 2013, the total reimbursed expenses, excluding standard health and travel insurance, for all named executive officers related to other benefits and perquisites are included in column (g), “All Other Compensation” in the Summary Compensation Table on page 29.

EXECUTIVE COMPENSATION

Risk Assessment

The Compensation and Management Development Committee oversees periodic assessments of risk associated with the Company’s compensation policies and practices, including its executive compensation programs. The Compensation and Management Development Committee ‘s analysis is that the Company’s compensation policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incent executives to take unnecessary or excessive risks, and that any risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company. In its assessment, the Committee considered the attributes of the Company’s policies and practices, including:

♦	the mix of fixed and variable compensation opportunities;

♦	the balance between annual and long-term performance opportunities;

♦	the alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results;

♦	performance factors tied to key measures of short-term and long-term performance that motivate sustained performance; and

♦	its ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Management of the Company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Compensation and Management Committee has reviewed and discussed it with management. Based on this review and discussion, the Compensation and Management Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders.

Submitted by the Compensation and Management Development Committee,

Robin L. Wiessmann (Chairman)
Stanley W. Silverman
George H. Glatfelter II

April 1, 2013

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

No member of the Company’s Compensation and Management Development Committee is currently, or ever has been, an employee or officer of the Company or any of its subsidiaries, nor has any member had any relationship with the Company, the disclosure of which is required under Item 404 of Regulation S-K promulgated by the SEC.  None of the executive officers of the Company has served as a Director or member of a Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a Director or member of the Compensation and Management Development Committee of the Company.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers during the fiscal years 2013, 2012 and 2011.

The named executive officers did not receive any payments which would be characterized as “Bonus” payments during the fiscal years 2013, 2012 and 2011 except to the extent of the amounts listed under column (e), “Non-Equity Incentive Plan Compensation,” which represent the annual incentive awards for fiscal years 2013, 2012 and 2011 under the Company’s Management Incentive Plans. Fiscal year 2013 awards were approved by appropriate Board and Compensation and Management Development Committee actions in March 2013, and became payable on March 15, 2013.

(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($) (5)
Raymond J. De Hont	2013	$393,975		$147,828		$179,495	$35,816	$157,379	$914,493
Chief Executive Officer and	2012	384,375		-	(2)	135,569	141,796	152,446	814,186
President	2011	375,000		148,330		131,466	26,432	149,799	831,027

Neal E. Murphy (6)	2013	256,167		92,954		94,765	-	16,893	460,779
Chief Financial Officer, Vice President-
Finance, Secretary and Treasurer

Gary J. Morgan (7)	2013	59,160		-		-	52,542	340,574	452,276
Former Chief Financial Officer, Senior Vice	2012	236,640		-	(2)	66,770	210,194	87,944	601,548
President-Finance, Secretary and Treasurer	2011	232,000		63,570		63,211	37,549	86,038	482,368

Gennaro A. D’Alterio	2013	191,092		32,490		65,410	6,865	12,666	308,523
Vice President and General Manager,	2012	182,000		-	(2)	45,575	26,686	13,702	267,963
Met-Pro Global Pump Solutions	2011	175,000		32,600		46,545	3,305	11,458	268,908

Gregory C. Kimmer	2013	180,000		32,490		12,301	38,232	16,018	279,041
Vice President and General Manager,	2012	175,000		-	(2)	43,727	124,419	14,960	358,106
Met-Pro Environmental Air Solutions	2011	175,000		32,600		-	28,286	16,860	252,746

Paul A. Tetley	2013	182,500	(8)	32,490		12,301	12,338	29,380	269,009
Vice President and General Manager	2012	195,000		-	(2)	9,629	50,172	31,615	286,416
Strobic Air Corporation	2011	195,000		42,380		-	7,940	31,605	276,925

(1)
The amounts in column (d) reflect the grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, with respect to awards of options to purchase Met-Pro Corporation stock made during the indicated fiscal year. There were no grants of stock options during the fiscal year 2012. There were no forfeitures of Met-Pro Corporation stock options by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 9 to the audited financial statements included in Met-Pro Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

(2)
As discussed in “Compensation Discussion and Analysis - Long Term Equity Incentive” elsewhere in this Proxy Statement, during fiscal year 2012 the Company changed its annual grant date for executive equity awards from the fourth quarter of the fiscal year to the first quarter of the fiscal year, which resulted in no equity awards being made in fiscal year 2012. The equity awards made by the Company during the first quarter of fiscal year 2013 are discussed in “Compensation Discussion and Analysis – Long Term Equity Incentive.”

(3)
The amounts in column (f) represent the actuarial increase in the present value of the named executive officers’ benefits under the Company’s Salaried Pension Plan, the Pension Restoration Plan (for Messrs. De Hont and Morgan) and the Deferred Compensation Plan (for Mr. Kimmer).  The actuarial increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in the Company’s financial statements.  The calculation assumes benefit commencement is at normal retirement age (age 65), and was calculated without respect to pre-retirement death, termination or disability.

(4)	The amounts in column (g) “All Other Compensation” for fiscal year 2013 consist of the following:

			Non-Qualified
	401 (k)	401 (k)	Deferred		Life	Disability		Other
	Match	Discretionary	SERP (i)	Auto(ii)	Insurance	Insurance	Severance	Benefits (iii)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)
Raymond J. De Hont	$5,008	$10,000	$135,606	$2,897	$1,354	$2,514	$-	$-	$157,379
Neal E. Murphy	3,683	4,117	-	6,752	761	1,580	-	-	16,893
Gary J. Morgan	3,322	6,643	70,353	202	211	503	177,480	81,860	340,574
Gennaro A. D’Alterio	4,717	4,717	-	837	641	1,754	-	-	12,666
Gregory C. Kimmer	3,129	8,941	1,440	291	616	1,601	-	-	16,018
Paul A. Tetley	3,855	5,783	17,028	328	687	1,699	-	-	29,380

(i)
The Company’s contribution to the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan (“Non-Qualified Deferred SERP”) is further described in the “Pension Benefits” section on page 33.

(ii)	The compensation for auto represents the imputed income based upon the personal use of the executive’s automobile provided by the Company.

(iii)
The total in column “Other Benefits” are itemized as follows and relate to Mr. Morgan’s separation from the Company on April 30, 2012; $30,297 for the payment of vested vacation benefits; and as per Mr. Morgan’s Separation and General Release Agreement dated November 22, 2011 the Company made payments of $22,000 for outplacement services, and provided $14,893 for healthcare premiums, $670 for dental premiums and transferred to Mr. Morgan ownership of the automobile that he used while employed by the Company that had a value of $14,000.

(5)	The amounts in column (h) represent the total of columns (c) through (g).

(6)	Mr. Murphy became an employee and an officer of the Company on February 7, 2012 and elected Chief Financial Officer, Vice President-Finance, Secretary and Treasurer on April 2, 2012.

(7)	Mr. Morgan was employed through April 30, 2012.

(8)
During the fiscal years 2011 and 2012, Mr. Tetley served as Executive Vice President of the Company and General Manager of Strobic Air Corporation.  On April 1, 2012 the Company eliminated the role of Executive Vice President upon which Mr. Tetley reverted back to his previous position of Vice President of the Company and General Manager of Strobic Air Corporation, a position which he had held from December 1999 through January 2010.  The reduction of his salary in fiscal 2013 reflects this change in position.

GRANTS OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to the named executive officers during  fiscal year 2013.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Fiscal Year Ended/		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option	Grant Date Price of
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Options (#)	Awards ($/Sh)	Awards ($)	Options ($/Sh)

Raymond J. De Hont	01/31/2013	(1)	$98,494	$196,988	$393,975	-	-	-	-
	04/02/2012		-	-	-	18,688	10.41	194,542	10.75
	02/27/2012		-	-	-	29,865	9.85	294,170	10.06

Neal E. Murphy	01/31/2013	(1)	52,000	104,000	208,000	-	-	-	-
	04/02/2012		-	-	-	8,009	10.41	83,374	10.75
	02/27/2012		-	-	-	22,799	9.85	224,570	10.06

Gennaro A. D’Alterio	01/31/2013	(1)	25,250	50,500	101,000	-	-	-	-
	04/02/2012		-	-	-	4,107	10.41	42,754	10.75
	02/27/2012		-	-	-	6,564	9.85	64,655	10.06

Gregory C. Kimmer	01/31/2013	(1)	22,500	45,000	90,000	-	-	-	-
	04/02/2012		-	-	-	4,107	10.41	42,754	10.75
	02/27/2012		-	-	-	6,564	9.85	64,655	10.06

Paul A. Tetley	01/31/2013	(1)	22,500	45,000	90,000	-	-	-	-
	04/02/2012		-	-	-	4,107	10.41	42,754	10.75
	02/27/2012		-	-	-	6,564	9.85	64,655	10.06

(1)
Columns (c), (d) and (e) show for each named executive officer the potential value of the payout of their fiscal year 2013 annual incentive award if the threshold, target and maximum performance goals are satisfied. Annual incentive awards for fiscal year 2013 were paid as follows and are reported in column (e) of the Summary Compensation Table on page 28: Mr. De Hont, $179,495; Mr. Murphy, $94,765; Mr. D’Alterio, $65,410; Mr. Kimmer, $12,301 and Mr. Tetley, $12,301. The Management Incentive Plan is described in the Compensation Discussion and Analysis on pages 16-26.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information on the holdings of stock options by the named executive officers at January 31, 2013.

(a)	(b)	(c)	(d)	(e)
		Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date (2)
Raymond J. De Hont	44,446	-	$9.6440	02/23/2014
	44,446	-	7.4110	02/22/2015
	45,334	-	9.0375	12/15/2015
	46,667	-	10.8975	12/15/2016
	45,500	-	11.7500	12/10/2017
	45,500	-	11.3450	12/03/2018
	45,500	-	9.6900	12/11/2019
	25,034	12,518	12.1800	12/17/2020
	9,955	19,910	9.8500	02/27/2022
	-	18,688	10.4100	04/02/2022

Neal E. Murphy	7,599	15,200	9.8500	02/27/2022
	-	8,009	10.4100	04/02/2022

Gary J. Morgan	17,779	-	9.6440	02/23/2014
	17,779	-	7.4110	02/22/2015
	18,667	-	9.0375	12/15/2015
	20,000	-	10.8975	12/15/2016
	19,500	-	11.7500	12/10/2017
	19,500	-	11.3450	12/03/2018
	19,500	-	9.6900	12/11/2019
	16,094	-	12.1800	12/17/2020

Gennaro A. D’Alterio	7,800	-	11.7500	12/10/2017
	10,000	-	11.3450	12/03/2018
	10,000	-	9.6900	12/11/2019
	5,502	2,751	12.1800	12/17/2020
	2,188	4,376	9.8500	02/27/2022
	-	4,107	10.4100	04/02/2022

Gregory C. Kimmer	7,112	-	9.6440	02/23/2014
	8,000	-	7.4110	02/22/2015
	8,000	-	9.0375	12/15/2015
	8,000	-	10.8975	12/15/2016
	7,800	-	11.7500	12/10/2017
	7,800	-	11.3450	12/03/2018
	10,000	-	9.6900	12/11/2019
	5,502	2,751	12.1800	12/17/2020
	2,188	4,376	9.8500	02/27/2022
	-	4,107	10.4100	04/02/2022

Paul A. Tetley	17,779	-	9.6440	02/23/2014
	10,667	-	7.4110	02/22/2015
	10,667	-	9.0375	12/15/2015
	13,334	-	10.8975	12/15/2016
	13,000	-	11.7500	12/10/2017
	13,000	-	11.3450	12/03/2018
	13,000	-	9.6900	12/11/2019
	7,152	3,577	12.1800	12/17/2020
	2,188	4,376	9.8500	02/27/2022
	-	4,107	10.4100	04/02/2022

(1)
The exercise price of the stock options is the fair market value of the Company’s Common Shares on the date of grant, calculated by taking the average of the high and low price of the Company’s Common Shares on the New York Stock Exchange on the date of grant.

(2)
All options granted prior to fiscal year 2011 have vested (subject to certain terms allowing for the claw-back of vested options). All options granted during the fiscal year 2011 have a ten-year term and a vesting schedule of one-third per year over three years, with the first vesting date being on the first anniversary date of the grant for one-third of the options that were granted, with the remaining options subsequently vesting at a rate of one-third of the grant per year on the following two anniversary dates, subject to earlier termination as well as acceleration as elsewhere described. As discussed in “Compensation Discussion and Analysis – Long Term Equity Incentive” elsewhere in this Proxy Statement, during fiscal year 2012 the Company changed its annual grant date for executive equity awards from the fourth quarter of the fiscal year to the first quarter of the fiscal year, which resulted in no equity awards being made in fiscal year 2012.

OPTION EXERCISES

The following table sets forth information regarding the number of shares acquired on the exercise of stock options by the named executive officers during the fiscal year ended January 31, 2013.

(a)	(b)	(c)
	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)
Raymond J. De Hont	-	$0
Neal E. Murphy	-	0
Gary J. Morgan	-	0
Gennaro A. D’Alterio	-	0
Gregory C. Kimmer	6,745	46,563
Paul A. Tetley	-	0

To further promote sustained shareholder return and to ensure the Company's executives remain focused on both short-term and long-term objectives, the Company has established share ownership guidelines, effective August 28, 2012.  Specifically, the guideline for the CEO is 300% of base salary, the guideline for the CFO, executive and senior vice presidents is 200% of base salary, and for all other vice presidents, the guideline is 100% of base salary.  The executives are generally required to retain 50% of the after‐tax profit shares from the equity compensation programs, until such time as the guidelines are met.

PENSION BENEFITS

Pension Plans

The Salaried Pension Plan (the “Retirement Plan”) is a funded, tax-qualified noncontributory defined benefit pension plan that covers certain employees, including the named executive officers, who were employed by the Company as of December 31, 2006. Benefits under the Retirement Plan are calculated as an annuity of one percent of the participant’s final average earnings for the five highest consecutive years of the last ten years multiplied by years of service.  Earnings covered by the Retirement Plan include annual salary and non-equity incentive paid pursuant to the Company’s Management Incentive Plan.  The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law.  For the fiscal year ended 2013, the annual limitation was $255,000.

Effective February 1, 2000, the Board of Directors adopted a Non-Qualified Pension Restoration Plan for the Company’s then CFO Mr. Morgan.  Mr. De Hont was added to the Non-Qualified Pension Restoration Plan effective February 1, 2001.  The Non-Qualified Pension Restoration Plan is an unfunded supplemental plan that provides, out of the Company’s general assets, an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan.  As noted earlier in this Proxy Statement, the accrual of future benefits under the Non-Qualified Pension Restoration Plan was frozen as of May 1, 2008, when the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan took effect.

The following table shows the estimated annual Retirement Plan and Pension Restoration Plan benefits on a straight life (no death benefit) basis payable for various earnings levels upon retirement at age 65, after 15, 20, 25, 30 and 35 years of credited service to the Company:

		Years of Service
Five Year Average Earnings		15	20	25	30	35
$100,000		$15,000	$20,000	$25,000	$30,000	$35,000
125,000		18,750	25,000	31,250	37,500	43,750
150,000		22,500	30,000	37,500	45,000	52,500
170,000		25,500	34,000	42,500	51,000	59,500
175,000		26,250	35,000	43,750	52,500	61,250
200,000		30,000	40,000	50,000	60,000	70,000
230,000	(1)	34,500	46,000	57,500	69,000	80,500
250,000		37,500	50,000	62,500	75,000	87,500
300,000		45,000	60,000	75,000	90,000	105,000
350,000		52,500	70,000	87,500	105,000	122,500
400,000		60,000	80,000	100,000	120,000	140,000
450,000		67,500	90,000	112,500	135,000	157,500
500,000		75,000	100,000	125,000	150,000	175,000

(1)
Internal Revenue Code Section 401(a)(17) limits on earnings used to calculate the Retirement Plan benefits amounted to $255,000, $250,000 and $245,000 for fiscal years 2013, 2012 and 2011 respectively.

As of January 31, 2013, Messrs. De Hont, Morgan, D’Alterio, Kimmer and Tetley accrued the years of credited service under the Retirement and Pension Restoration Plans as shown on page 34.

Deferred Compensation Plan

Prior to the Company’s acquisition of the Duall business in fiscal year 1989, Mr. Kimmer, who was employed by Duall prior to our purchase of it, was party to a Deferred Compensation Plan, which was effective December 4, 1987.  The Deferred Compensation Plan provides Mr. Kimmer with a monthly retirement income equal to $2,093 for a period of 15 years beginning at the retirement age of sixty-five years.  In the event of Mr. Kimmer’s death after retirement, whether prior to or after he has begun to receive the retirement benefits, his designated beneficiary or beneficiaries shall be entitled to receive any remaining balance of such payments.

Mr. Kimmer shall receive a non-forfeitable right to the benefits above equivalent to one (1) divided by the difference between the retirement age of sixty-five years and Mr. Kimmer’s age as of the effective date of the Deferred Compensation Plan. The percentage shall then be multiplied by the number of actual years of service provided for Mr. Kimmer to give his vested portion of the benefits provided hereunder.  Mr. Kimmer has a total of thirty-four years of service under the Deferred Compensation Plan.

In the event of a disability, Mr. Kimmer shall become one-hundred percent vested in his right to receive a monthly disability payment.  Mr. Kimmer shall receive a monthly income equal to twenty-five percent of his former monthly base salary as of April 1, 1986, which is defined as $650, increased annually by three and one-half percent, compounded annually, up to and including the year he becomes disabled.  These monthly payments shall continue for a term of 15 years.

In the event of Mr. Kimmer’s death while employed by the Company, he shall become one-hundred percent vested in his right to receive a death benefit.  Mr. Kimmer’s designated beneficiary or beneficiaries shall be entitled to receive a monthly death benefit equal to one-hundred percent of his monthly base salary as of April 1, 1986, which is $2,600.  These monthly payments shall continue for a period of 15 years.

On June 4, 1986, the prior owner of Duall, Duall Industries Inc., purchased a whole life policy from Northwestern Mutual Life to cover the liabilities of the Deferred Compensation Plan for Mr. Kimmer.  This policy is owned by the Company.  The cash value of this policy as of January 31, 2013 amounted to $180,507.

Pension Benefits at 2012 Fiscal Year End

The following table shows, as to each of the named executive officers, (1) the number of years of Credited Service as of January 31, 2013 (measurement date of plans), (2) the present value of the accumulated benefit and (3) the payments during the last fiscal year.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Raymond J. De Hont	Retirement Plan	11.50	$237,938	$-
	Pension Restoration Plan	12.83	217,442	-
Neal E. Murphy (3)	Retirement Plan	-	-	-
Gary J. Morgan	Retirement Plan	26.75	503,090	-
	Pension Restoration Plan	28.08	146,262	-
Gennaro A. D’Alterio	Retirement Plan	11.42	59,576	-
Gregory C. Kimmer	Retirement Plan	18.50	248,907	-
	Deferred Compensation Plan	26.08	167,342	-
Paul A. Tetley	Retirement Plan	9.92	139,044	-

(1)	Based upon the pension plans’ measurement date of January 31, 2013.

(2)
The amounts in column (d) represent the present value of accumulated benefits for the period ended January 31, 2013. The actuarial values were based on the mortality table and discount rate assumptions used in the calculation in the “Employee Benefit Plans” footnote in the Company’s audited financial statements for the fiscal year ended January 31, 2013 included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

(3)	Mr. Murphy joined the Company in February 2012, following the December 31, 2006 date after which new employees were not eligible to participate in the Retirement Plan.

NON-QUALIFIED DEFERRED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The purpose of the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan is to provide supplemental retirement benefits to senior executives, including the Company’s CEO and CFO, as determined by the Company’s Board of Directors.  During the fiscal year ended January 31, 2013, the Company made annual contributions to the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan in order to provide participants with up to 30% to 60% of projected retirement age compensation (based upon base salary) assuming thirty years of service to the Company, after taking into account all Company-provided retirement income as well as the employee’s social security benefit at a defined age.  The table below provides information about the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan for the named executive officers at January 31, 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE
Raymond J. De Hont	$-	$135,606	$34,979	$-	$753,810
Neal E. Murphy(3)	-	-	-	-	-
Gary J. Morgan	-	70,353	20,967	(405,501)	-
Gennaro A. D’Alterio	-	-	-	-	-
Gregory C. Kimmer	-	1,440	810	-	8,083
Paul A. Tetley	-	17,028	12,987	-	110,898

(1)	Amounts in this column are included in the “All Other Compensation” column on the “Summary Compensation Table”.

(2)	Amounts in this column are not included in any of the amounts reported on the “Summary Compensation Table”.

(3)
On October 16, 2012, the Company’s Board of Directors made Mr. Murphy a participant in the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan, subject to certain vesting requirements, with the first contribution to be made on his behalf in fiscal year 2014.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE OF CONTROL

Mr. De Hont is party to a Third Amended and Restated Key Employee Severance Pay Agreement dated as of December 31, 2012 with the Company which provides that in the event of a “change of control” and the “involuntary termination of his employment” within eighteen months thereafter, the Company shall pay him an amount that is equal to two hundred percent (200%) of his compensation in effect at the time that a change of control occurs or thereafter, whichever is higher.  Payment shall be due and payable in one lump sum payment (less all income tax, employment tax and other withholdings) on the thirtieth (30th) day following the date of his termination (or on the sixtieth (60th) day in the event the termination may be deemed a “mass layoff” under the Older Workers Benefit Protection Act of 1990).  Mr. De Hont’s compensation under terms of the agreement shall mean the sum of (i) the annual rate of base salary (exclusive of bonuses, sick leave, vacation pay, or other extra compensation or benefits) being paid at the time when a change in control occurs or  as of the date of the involuntary termination of employment, whichever is higher, and (ii) the annual target bonus amount payable for the fiscal year in which a change in control occurs or as of the date of the involuntary termination of employment, whichever is higher, pursuant to the Corporation’s Management Incentive Plan or any similar plan to which Mr. De Hont is party providing for the payment of annual cash incentive compensation.  Mr. De Hont’s current base annual salary, effective February 1, 2013, is $405,794 with the annual target bonus amount equaling fifty percent (50%) of current base annual salary, or $202,897 as of February 1, 2013.  In addition to the payment of 200% of compensation, Mr. De Hont is also entitled to reimbursements for his cost for participating in the Company’s  health and medical plan to the extent, and for the period of time (but not to exceed 18 months after the date of his involuntary termination of employment), he is entitled to such continued coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”). However, such COBRA Coverage will terminate immediately upon him becoming entitled to participate under a health and medical plan of another employer.

A “change in control” shall be deemed to have occurred as of the date on which any of the following events shall occur: (i) any “person” or “group” of persons, which person or group of persons is not part of present management, action alone or in concert, becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) there shall be a change in the composition of the Company’s Board of Directors within any period of two years or less, as a result of which the individuals who constitute the “continuing directors” cease for any reason to constitute at least a majority of the Board in office at the beginning of such period; or (iii) consummation of (a) a reorganization, merger, or consolidation, in each case with respect to which persons who were shareholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated corporation’s then outstanding securities entitled to vote generally in the election of directors or (b) the liquidation or dissolution of the Company or (c) the sale of all or substantially all of the Company’s assets; or (iv) there shall be a change of control as defined by any other agreement or plan to which the Company is a party.

“Involuntary termination of employment” means termination without “cause”, or termination of employment by Mr. De Hont for “good reason”, as such terms are defined in the agreement.

Mr. De Hont has agreed that in consideration of the granting of the benefits under the agreement, he will continue to use his best efforts to perform his duties as assigned to him by the Company, and that in the event a change of control is pending or threatened, he will not voluntarily terminate his employment prior to the actual change of control but will continue to perform his duties in the same manner and with the same effort as he had employed prior to the occurrence of such events.

Mr. Murphy is also party to a First Amended and Restated Key Employee Severance Pay Agreement on terms that are identical to those with which Mr. De Hont is party, except for that the Company shall pay him an amount that is equal to one hundred fifty percent (150%) of his compensation in effect at the time that a change of control occurs or thereafter, whichever is higher. Mr. Murphy’s compensation under terms of the agreement shall mean the sum of (i) the annual rate of base salary (exclusive of bonuses, sick leave, vacation pay, or other extra compensation or benefits) being paid at the time when a change in control occurs or  as of the date of the involuntary termination of employment, whichever is higher, and (ii) the average of the annual bonus amount paid or due to him for each of the three fiscal years most recently ended prior to the date of the involuntary termination of employment (or, if he has been employed less than three fiscal years, the actual number of fiscal years of employment completed by him, with January 31, 2013 being deemed the first such fiscal year to be completed), pursuant to the Company’s Management Incentive Plan or any similar plan to which he is party providing for the payment of annual cash incentive compensation. Mr. Murphy’s current base annual salary, effective February 1, 2013, is $270,010 and his bonus for fiscal year 2013 was $94,765.

Participants in the Company’s fiscal year 2014 Management Incentive Plan are entitled to a pro-rata amount of the bonus payable under such plan in the event of a “change of control” (as defined), where it will be presumed that performance through the date of the change of control is at the 100% level, subject to the terms of the plan. “Pro-rata” is based upon the extent (measured on a daily basis) to which the fiscal year has been completed as of the date of the change of control.

The Company’s stock option agreements for grants made in fiscal year 2011 and earlier provide for the acceleration and immediate vesting of all unvested stock options upon a change of control, which is defined in the same way as such term is defined in the Key Employee Severance Pay Agreement.  As discussed in “Compensation Discussion and Analysis - Long Term Equity Incentive” elsewhere in this Proxy Statement, during fiscal year 2012 the Company changed its annual grant date for executive awards from the fourth quarter of the fiscal year to the first quarter of the fiscal year, which resulted in no equity awards being made in fiscal year 2012. For the long-term equity incentives granted during fiscal years 2013 and 2014, the Company’s standard stock option agreement does not provide for an acceleration of vesting upon a “change of control” except where the buyer does not assume such option award agreements or where the buyer is not a public company or in the event of certain terminations of employment following the change of control.

Except as described above, none of the Company’s named executive officers are party as of March 31, 2013 to any agreements relative to a change in control of the Company.

The following table summarizes, with respect to our named executive officers as of January 31, 2013: (i) the potential payments under our Key Employee Severance Pay Agreements with Mr. De Hont and Mr. Murphy, (ii) the actual payments due to Mr. Morgan in accordance with his Separation Agreement and General Release dated November 22, 2011 and (iii) the intrinsic value of the accelerated vesting of unvested stock options upon a change of control (the value based upon the fiscal-year end closing price of $10.37 per Common Share minus the stock option exercise price), if the amounts potentially payable to Mr. De Hont and Mr. Murphy and the accelerated vesting of stock options held by our named executive officers as of January 31, 2013 were to be payable or were to occur, as the case may be, on January 31, 2013, the last day of our 2013 fiscal year:

	Key	Accelerated
	Employee	Vesting of	Total
Name	Severance	Options (b)	($)
Raymond J. De Hont	$1,217,382	$10,353	$1,227,735
Neal E. Murphy	547,163	7,904	555,067
Gary J. Morgan (a)	59,160	-	59,160
Gennaro A. D’Alterio	-	2,276	2,276
Gregory C. Kimmer	-	2,276	2,276
Paul A. Tetley	-	2,276	2,276

(a)
Mr. Morgan was employed through April 30, 2012.  Mr. Morgan is entitled to the following additional severance payments, in addition to those disclosed in the table above as well as in the “Summary Compensation Table”: (i) if by April 30, 2013, after exercising reasonable diligence, Mr. Morgan is not re-employed or self-employed at a compensation level (including base and guaranteed bonuses, inclusive of providing consulting services) of at least $160,000 per year, the Company shall pay Mr. Morgan the amount of $20,000 per month for a period of three (3) additional months, through July 31, 2013 and (ii) if by July 31, 2013, after exercising reasonable diligence, Mr. Morgan is not re-employed or self-employed at a compensation level (including base and guaranteed bonuses, inclusive of providing consulting services) of at least $160,000 per year, the Company shall pay Mr. Morgan the amount of $20,000 per month for a period of three (3) additional months, through October 31, 2013, less in either instance applicable tax withholdings and authorized deductions.

(b)	The amounts reported under “Accelerated Vesting of Options” assume that acceleration of vesting occurs as to all unvested options.

CERTAIN BUSINESS RELATIONSHIPS

The Company has no transactions or other payments to disclose under this heading under applicable SEC rules for fiscal year 2013.

DIRECTOR COMPENSATION

The Company’s compensation philosophy for non-employee Directors is consistent with the philosophy established for the Company’s named executive officers. The compensation program is designed to attract and retain Directors with the necessary experience to represent the Company’s shareholders and to advise the Company’s executive management. It is also important that the compensation program aligns the Board of Directors with the interests of long-term shareholders. The Company uses a combination of cash and equity awards (historically in the form of stock options but which beginning in December 2010 are in the form of Restricted Stock Units (“RSUs”)) to compensate non-employee Directors, and targets compensation based upon survey data from the companies included in the fiscal year 2014 Compensation Peer Group discussed in the Compensation Discussion and Analysis section of this Proxy Statement. Directors who are employees of the Company receive no additional compensation for service on the Board of Directors.

On November 13, 2012, the Board of Directors separated the positions of Chairman of the Board and Chief Executive Officer and elected George H. Glatfelter II, the Board’s Lead Director since August 2011, Chairman of the Board, a non-executive position.  Raymond J. De Hont, who had held both positions of Chairman and Chief Executive Office since 2003, continues to serve as President and Chief Executive Officer and President of the Company and as a director.  Additionally, as of November 13, 2012, the Board of Directors suspended the position of Lead Director, for which Mr. Glatfelter previously served, for so long as the Chairman of the Board shall be an independent director, or until further action of the Board.

Cash Compensation Paid to Non-Employee Directors and for Committee Participation

For fiscal year 2013, members of the Board who were not employees of the Company received an annual cash retainer of $20,000, paid in quarterly increments.  In addition, if the Chairman of the Board is an independent director, the Chairman is to receive an annual cash retainer, currently in the amount of $50,000, and for the period ended January 31, 2013, the Chairman of the Board of Directors received a cash retainer totaling $12,500.  The Chair of the Compensation and Management Development Committee received an annual cash retainer in fiscal year 2013 in the amount of $5,000; the Chair of the Audit Committee received an annual cash retainer in fiscal year 2013 in the amount of $7,500 and the Chair of the Corporate Governance and Nominating Committee received an annual retainer in fiscal year 2013 in the amount of $2,500. Directors also receive a fee of $1,250 per day (which was increased to $1,500 per day effective November 1, 2012), for each day during which one or more Board meetings are attended (including telephonic meetings as to which the workload, in preparation of the meeting or otherwise, justifies the payment, in the view of the Chairman) and $1,000 per day (which was increased to $1,200 per day effective November 1, 2012), for each day in which Committee meetings are attended (including telephonic meetings as to which the workload, in preparation of the meeting or otherwise, justifies the payment, in the view of the Chairman).  No separate or additional compensation is paid to employee Directors for their service as Board members.

Restricted Stock Unit Awards Granted to Non-Employee Directors

In June 2012, the Company’s five non-employee Directors were each awarded 3,093 restricted stock units (“RSUs”) valued at $30,000 on terms that entitle the grantee to receive from the Company Common Shares that vest at the 2013 Annual Meeting of Shareholders, subject to the terms of the award agreement. The weighted average grant fair value per unit for awards granted on June 6, 2012 was $9.70 (which is the average of the high and low price of the Company’s Common Shares as quoted on the New York Stock Exchange on the date of the award). The award agreements provide for accelerated vesting in certain instances such as a “change in control” or death, and for pro-rata vesting in the event of a non-cause departure from the Board of Directors prior to the one year anniversary of the award.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each Director during fiscal year 2013.

(a)	(b)	(c)	(d)
Name	Fees Earned or Paid in Cash ($) (1)	RSU Awards ($) (2)	Total ($) (3)
George H. Glatfelter II	$60,750	$30,000	$90,750
Michael J. Morris	54,250	30,000	84,250
Stanley W. Silverman	49,950	30,000	79,950
Judith A. Spires	46,750	30,000	76,750
Robin L. Wiessmann	53,750	30,000	83,750

(1)	The amounts in column (b) represent fees earned or paid for board retainers, committee retainers, board meetings and committee meetings.

(2)
The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of RSUs made during the indicated fiscal year.  The assumptions on which these valuations are based are set forth in Note 9 to the audited financial statements included in Met-Pro Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

(3)	The amounts in column (d) represent the total of columns (b) and (c).

(4)	The following table provides information on the holdings of stock options and RSUs by each Director at January 31, 2013.

(a)	(b)	(c)	(d)	(e)
	Option/RSU Awards
Name	Number of Securities Underlying Unexercised Options / RSUs (#) Exercisable	Number of Securities Underlying Unexercised Options / RSUs (#) Unexercisable	Option Exercise Price ($) (5)	Option/RSUs Expiration Date (6)

George H. Glatfelter II	12,446	-	$7.4110	02/22/2015
	13,334	-	9.0375	12/15/2015
	13,334	-	10.8975	12/15/2016
	13,000	-	11.7500	12/10/2017
	13,000	-	11.3450	12/03/2018
	13,000	-	9.6900	12/11/2019
	-	3,093	-	06/06/2013

Michael J. Morris	12,446	-	9.6440	02/23/2014
	13,334	-	9.0375	12/15/2015
	13,334	-	10.8975	12/15/2016
	13,000	-	11.7500	12/10/2017
	13,000	-	11.3450	12/03/2018
	13,000	-	9.6900	12/11/2019
	-	3,093	-	06/06/2013

Stanley W. Silverman	16,250	-	9.6900	12/11/2019
	-	3,093	-	06/06/2013

Judith A. Spires	23,833	-	9.6900	12/11/2019
	-	3,093	-	06/06/2013

Robin L. Wiessmann	13,000	-	9.6900	12/11/2019
	-	3,093	-	06/06/2013

(5)
The exercise price of the stock options is the fair market value of the Company’s Common Shares on the date of grant, calculated by taking the average of the high and low price of the Company’s Common Shares on the New York Stock Exchange on the date of grant.

(6)	Stock options granted prior to fiscal year 2007 had a ten-year term and a vesting schedule of one-third on the date of grant, one-third at the completion of year one and one-third at the completion of year two. All options granted during the fiscal year 2010 have a ten-year term and a vesting schedule of one-third per year over three years. The first vesting date for all options granted during the fiscal year 2010 is on the first anniversary date of the grant and is for one-third of the options that were granted, and the options subsequently vest at a rate of one-third of the grant per year on the following two anniversary dates, subject to earlier termination as well as acceleration as elsewhere described. The exercise period provided by the stock option agreements for non-employee Directors following termination of service is five years from the date of termination. The RSU award granted on June 6, 2012, entitles the grantee to receive, from the Company, one Common Share at the vesting date June 6, 2013 in accordance with the terms of the award agreement. The RSU award agreements provide for accelerated vesting upon a “change in control” or death, and for pro-rata vesting in the event of a non-cause departure from the Board of Directors prior to the one year anniversary of the award.

To further promote sustained shareholder return and to ensure the Company's non-employee Directors remain focused on both short-term and long-term objectives, the Company has established share ownership guidelines, effective February 1, 2011. Each non-employee Director has five years from February 1, 2011 or the date appointed/elected to his/her position to achieve the ownership level which equals three times the annual cash retainer payment.

PROPOSAL NO. 2
ADVISORY VOTE ON FISCAL YEAR 2013 EXECUTIVE COMPENSATION

At the 2012 Annual Meeting, shareholders voted, on an advisory basis, to hold advisory votes approving the compensation of the Company’s named executive officers on an annual basis (commonly referred to as the “say-on-pay” advisory vote). The Board determined to follow the shareholders’ advisory vote and hold the advisory say-on-pay vote annually until the next required advisory vote on the frequency of such advisory votes, which is expected to occur at the 2017 Annual Meeting of Shareholders. Accordingly, the Board of Directors is requesting that shareholders approve, pursuant to a non-binding vote, fiscal year 2013 compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

The Board of Directors encourages shareholders to review carefully the Compensation Discussion and Analysis, beginning on page 16 of this Proxy Statement, in connection with this advisory vote. The Compensation Discussion and Analysis describes the Company’s executive compensation program and the decisions made by the Compensation and Management Development Committee and the Board of Directors with respect to the Company’s named executive officers for fiscal year 2013.

As discussed in Compensation Discussion and Analysis, pay for performance is the most significant structural element of the Company’s executive compensation program. Incentive awards and annual equity awards are performance based as follows:

♦	incentive award payouts are driven primarily by the Company’s annual performance against financial targets (net income, profit before tax, net sales and return on assets);

♦	the overall performance of the Company’s Common Shares determines the value of the remainder, which historically has been granted in the form of stock options.

The Board of Directors believes that the Company’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis. Accordingly the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Met-Pro Corporation approve the compensation paid to the Company’s named executive officers during fiscal year 2013 as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure contained therein.

This say-on-pay advisory vote is non-binding on the Board. Although the vote is non-binding, the Board and the Compensation and Management Development Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the Company’s named executive officers.

The Board of Directors recommends a vote FOR approval of fiscal year 2013 compensation of the Company’s named executive officers.

REPORT OF THE AUDIT COMMITTEE

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an audit report on the Company’s internal controls over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors and in accordance with the Audit Committee’s charter. The charter is available on our Company’s website at www.met-pro.com under the “Investor Relations – Board Committees” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent”.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2014.

Submitted by the Audit Committee,	Michael J. Morris (Chairman)
Stanley W. Silverman
Judith A. Spires
Robin L. Wiessmann
April 1, 2013

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of the selection of Marcum LLP as independent registered public accountants to the Company to serve for the fiscal year ending January 31, 2014, unless such engagement shall be earlier terminated.  The firm has reported to the Company that none of its members have any direct financial interest or material indirect financial interest in the Company.

A representative of Marcum LLP is expected to attend the meeting and have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

The approval of the ratification of the selection of Marcum LLP for fiscal year 2014 requires the affirmative “FOR” vote of a majority of the shares which are present in person or by proxy at the Annual Meeting and which are actually cast on such proposal.

The Board of Directors recommends a vote FOR the ratification of the selection of Marcum LLP as independent registered public accountants for the fiscal year ending January 31, 2014.

OUR RELATIONSHIP WITH OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is responsible for appointing, setting the compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditor. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services of a type of service for predictable or recurring services. During the fiscal year ended January 31, 2013, all services rendered by Marcum LLP were permissible under applicable laws and regulations and were approved, in advance, by the Audit Committee in compliance with the auditor services policy. The Audit Committee pre-approval policy is set forth in the “Audit Committee Charter” which is available on our Company website at www.met-pro.com under the “Investor Relations – Board Committees” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.

Audit and Other Fees

The following table presents fees for professional audit services, as well as other services, rendered by independent registered public accountants.   The fiscal year ended January 31, 2013 and 2012 amounts presented in the table below include fees billed for professional audit services rendered by Marcum LLP for the audit of the Company’s annual consolidated financial statements and fees billed for other services rendered by Marcum LLP during this period.

	2013	2012
Audit fees (1)	$224,300	$209,700
Audit related fees (2)	40,000	74,200
Tax fees (3)	2,400	67,500
Total	$266,700	$351,400

(1)
Audit fees consisted of audit work performed on the Company’s annual consolidated financial statements and the reviews of Quarterly Reports on Form 10-Q, as well as work generally only the independent registered public accountants can reasonably be expected to provide, such as statutory audits. Audit fees also include fees for the audits of the effectiveness of internal control over financial reporting.

(2)	Audit related fees consisted of audit work performed on employee benefit plans and, during the fiscal year ended January 31, 2012 , due diligence related to a potential acquisition.

(3)
Tax fees consisted principally for services related to the preparation of the corporate income tax returns and assistance with tax authority examinations, during the fiscal year ended January 31, 2012.

PROPOSAL NO. 4
SHAREHOLDER PROPOSAL FOR MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

We received the following shareholder proposal from the California State Teachers’ Retirement System (“CalSTRS”), 100 Waterfront Place, MS-04, West Sacramento, California 95605, a beneficial owner of at least $2,000 in market value of our common shares, for inclusion in our proxy statement for our 2013 Annual Meeting of Shareholders:

“BE IT RESOLVED:

That the shareholders of Met-Pro Corporation hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard.  The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards.  Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect.  A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation.  In fact, more than 80% of the companies in the S&P 500 have adopted majority voting for uncontested elections.  We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance.  We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless.  Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders.  In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent.  We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.”

The Company’s Statement in Opposition to Proposal No. 4

The Board of Directors recommends a vote AGAINST Proposal No. 4.

The Board of Directors has carefully considered the shareholder proposal presented by the California State Teachers’ Retirement System Investments (“CalSTRS”) and, for the reasons described below, believes that the proposal to provide for the election of directors by a majority of the votes cast is not in the best interests of the Company and its shareholders.

We believe that, if adopted, the proposal would not achieve its desired intent. The proposal as presented applies a majority voting standard only in the case of uncontested elections.  Under this standard, if a non-incumbent nominee in an uncontested election fails to receive a majority of the votes cast for election, the result would be a vacancy on the Board of Directors that would be filled by the remaining members of the Board, not by the shareholders.  Further, under the structure proposed by CalSTRS, an incumbent director who receives less than a majority of the votes cast would not be “elected.”  However, under Pennsylvania law, even if not elected, the director would serve until his or her successor was elected and qualified or until his or her resignation.  As a result, the changes suggested by CalSTRS could result in one or more “unelected” directors continuing to serve as “holdover” directors.  We believe that uncertainty would not be beneficial to the Company or our shareholders.

Furthermore, we believe that CalSTRS’s claims that the Company’s current plurality voting system effectively “disenfranchises” shareholders are incorrect and misleading. Separate from the director election process, the Company’s shareholders have the ability to remove directors for cause prior to the expiration of the director’s term. Further, any shareholder who is dissatisfied with a director has the ability to nominate an alternative board candidate for shareholder consideration.

The Company currently elects directors by a plurality voting standard, which provides shareholders the opportunity to express disapproval of actions of the Board of Directors through the use of the withhold vote. The exercise of the withhold vote, rather than causing one or more “holdover” directors or vacancies, as discussed above, provides the Board of Directors with the flexibility to determine whether such a vote was intended only to send a message to which the Board of Directors should react, or was an effort to remove a particular director. In either case, it would be a matter of serious consideration for the Board of Directors.

Under a plurality voting standard, nominees who receive the most affirmative votes are elected to the Board of Directors. Although CalSTRS states that under the plurality standard, a nominee can be elected with as little as a single affirmative vote. Such a possibility is highly-theoretical and speculative possibility.  As a practical matter, our directors have consistently been elected by the affirmative vote of more than a majority of the votes cast.  In other words, this proposal, if implemented, would not have had any impact on the outcome of any of the elections of the Company’s current directors.

Furthermore, the Board of Directors maintains a Corporate Governance and Nominating Committee that is composed entirely of independent directors and that has a thorough corporate governance process designed to identify and propose director nominees who will best serve the interests of the Company and its shareholders. As a result, the Company’s shareholders have consistently elected highly qualified directors with extensive and relevant business backgrounds to serve on our Board of Directors.

We have carefully considered the pros and cons of the issue, and, for the foregoing reasons, believe that majority voting is not in the best interests of the Company or our shareholders.

The approval of the Proposal No. 4 requires the affirmative “FOR” vote of a majority of the shares which are present in person or by proxy at the Annual Meeting and which are actually cast on such proposal.

The Board of Directors recommends a vote AGAINST the proposal for majority voting in uncontested director elections.

PROPOSAL NO. 5
OTHER BUSINESS

The Board of Directors is not aware of any other matters that will be presented for voting by shareholders at the Annual Meeting.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

SHAREHOLDER PROPOSALS

Any shareholder wishing to submit a proposal for inclusion in the written proxy statement for the 2014 Annual Meeting of Shareholders must submit the proposal to Neal E. Murphy, Secretary, Met-Pro Corporation, 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438 prior to December 13, 2013 in order to be considered for inclusion in the written proxy statement.  The submission of such proposals by shareholders and the consideration of such proposals by the Company for inclusion in next year’s proxy statement and form of proxy are subject to applicable rules and regulations of the SEC.

Shareholders who wish to present a Director nomination or any other business at the 2014 Annual Meeting of Shareholders, which the Company expects to hold on June 4, 2014, are required by the Company’s Bylaws to notify the Secretary in writing between February 3, 2014 and March 7, 2014.  The notice from the shareholder must provide certain information that is described in Section 2.3 of the Company’s Bylaws.  A copy of these Bylaw requirements will be provided upon written request to the Secretary at the address given in the preceding paragraph, and the notice to the Secretary containing the required information should be sent to this address as well.  The Company is not required to include in its written proxy statement nominations and proposals that are not properly submitted as described in this paragraph.

The Company retains discretion to vote proxies it receives with respect to proposals received after March 7, 2014.  The Company retains discretion to vote proxies it receives with respect to proposals received prior to March 7, 2014, provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (ii) the proponent does not issue his or her own proxy statement.

Neal E. Murphy
Secretary

Harleysville, Pennsylvania
April 19, 2013

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2013, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO.  REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO NEAL E. MURPHY, SECRETARY, MET-PRO CORPORATION, 160 CASSELL ROAD, P.O. BOX 144, HARLEYSVILLE, PENNSYLVANIA 19438.

DIRECTIONS TO
ANNUAL MEETING OF SHAREHOLDERS OF MET-PRO CORPORATION
TO BE HELD AT
THE HOLIDAY INN LANSDALE
1750 SUMNEYTOWN PIKE
KULPSVILLE, PENNSYLVANIA 19443
(215) 368-3800

Below are directions to The Holiday Inn Lansdale.

Directions from Philadelphia:
Take I-476 North/Pennsylvania Turnpike Northeast Extension to exit 31, PA-63 toward Lansdale. After toll booth, follow straight to traffic light. Make a left at the traffic light, The Holiday Inn Lansdale is on the right.

Directions from New Jersey:
Take the Pennsylvania Turnpike, I-276 West toward Harrisburg. Merge onto I-476 North/Pennsylvania Turnpike Northeast Extension to exit 31, PA-63 toward Lansdale. After toll booth, follow straight to traffic light. Make a left at the traffic light, The Holiday Inn Lansdale is on the right.

Directions from Western Pennsylvania:
Take the Pennsylvania Turnpike, I-76 East until it becomes I-276 East/Pennsylvania Turnpike. Merge onto I-476 North/ Pennsylvania Turnpike Northeast Extension to exit 31, PA-63 toward Lansdale. After toll booth, follow straight to traffic light. Make a left at the traffic light, The Holiday Inn Lansdale is on the right.

Directions from New York City:
Take the Holland Tunnel which becomes 14th Street, which becomes I-78 West/New Jersey Turnpike. Take the I-95 South/Turnpike South exit. Merge onto the New Jersey Turnpike South. Take Exit 6 toward I-276/Pennsylvania Turnpike. The New Jersey Turnpike becomes I-276 West. Merge onto I-476 North/ Pennsylvania Turnpike Northeast Extension to exit 31, PA-63 toward Lansdale. After toll booth, follow straight to traffic light. Make a left at the traffic light, The Holiday Inn Lansdale is on the right.

MET-PRO CORPORATION

160 Cassell Road
Harleysville, Pennsylvania 19438
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George H. Glatfelter II and Judith A. Spires as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all the common shares of Met-Pro Corporation held of record by the undersigned on April 12, 2013 at the Annual Meeting of Shareholders to be held on June 5, 2013 or any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

MET-PRO CORPORATION

June 5, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting and proxy statement
are available at http://www.met-pro.com/html/invrel.htm

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
The Board of Directors recommends you vote FOR the following:						The Board of Directors recommends you vote FOR Proposal 2.	For	Against	Abstain
1. Election of Directors.
		NOMINEES			2.	Advisory vote to approve fiscal year 2013 compensation of the Company's named executive officers.	☐	☐	☐
☐	FOR ALL NOMINEES	m	Raymond J. De Hont
		m	Michael J.Morris			The Board of Directors recommends you vote FOR Proposal 3.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)				3.	To ratify the appointment of Marcum LLP as independent registered public accountants for fiscal year 2014.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 4.

					4.	To consider a shareholder proposal for majority voting in uncontested director elections.	☐	☐	☐

					5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed, will be voted in the manner directed here by the undersigned shareholder. If no direction is made, this Proxy will be voted in accordance with the recommendations of the Board of Directors.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:				●		PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.